Exhibit 1.01

Execution Version

ASSET PURCHASE AGREEMENT

by and between

STRATEGIC DIAGNOSTICS INC.,

SDIX, LLC

and

ORIGENE TECHNOLOGIES, INC.

Dated as of April 5, 2013

- i -

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of April 5, 2013, by and between Strategic Diagnostics Inc., a Delaware corporation (“Seller”), SDIX, LLC, a Delaware limited liability company (“Purchaser”) and OriGene Technologies, Inc., a Delaware corporation and the ultimate parent of Purchaser (“Parent”).  Seller and Purchaser are referred to collectively herein as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller operates a life sciences business, the product portfolio in respect of which includes a full suite of integrated capabilities, including antibody and assay design, development and production and the Advanced Technologies Business (the “Business”);

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets (as defined below) and Assumed Liabilities (as defined below), upon the terms and subject to the conditions contained herein;

WHEREAS, Purchaser is a wholly owned subsidiary of Parent and Parent desires, and Seller requires that Parent unconditionally guarantee the obligations of Purchaser in this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, Seller and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounts Payable” means any obligations of Seller for payment of suppliers or vendors to the Business which are unpaid, and any Liability or obligation with respect to any claim, remedy or other right by such a supplier or vendor related to the foregoing.

“Accounts Receivable” means any rights of Seller to receive payment from customers of the Business which are unpaid, and any claim, remedy or other right related to the foregoing.

“Acquisition Proposal” means any written offer or proposal from any Person (other than Purchaser or any Affiliate thereof) relating to any (a) merger, consolidation, share exchange, business combination or other similar transaction involving Seller that, if consummated, would result in a third party acquiring 50% or more of the outstanding voting power of Seller or the surviving entity of such transaction immediately following such transaction, (b) sale, lease or other disposition by Seller (including by way of merger, consolidation, share exchange, business combination, joint venture, sale of shares of capital stock of Seller or otherwise), of assets of Seller representing 50% or more of the assets of the Business, or from which 20% or more of the consolidated revenues or net income of the Business are derived, (c) issuance of shares of capital stock of Seller representing 50% or more of the voting power of Seller or (d) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning more than 50% of the shares of capital stock of Seller then outstanding.

“Advanced Technologies Business” means the business of researching, developing, producing, using, owning, marketing, selling or engaging in any related activities (including efforts toward collaborative transactional arrangements and other third party transactions) relating to (a) the development of monoclonal antibodies to transmembrane proteins or (b) antibody discovery based on B-cell selection technology.

 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Rate” shall mean the prime rate of interest on the Due Date or the date specified in Section 9.3(c)(ii), as applicable, plus two percent (2.0%) per annum.  For purposes of this Agreement, the “prime rate of interest” shall be that rate of interest published in The Wall Street Journal presently designated under the category of “Money Rates” as the “Prime Rate.”   If, for any reason, The Wall Street Journal should cease publishing the “Prime Rate,” as used herein, the “Prime Rate of Interest” shall be the Prime Rate of Interest announced from time to time by the institution at which the Purchaser maintains its primary bank accounts.  If the published “Prime Rate” shall be a range of rates, then the highest rate shall be the Prime Rate of Interest.

“Books and Records” means all files, documents, papers, books, reports, customer and supplier lists, regulatory filings, operating data and plans, technical documentation (including laboratory notebooks and product master records), user documentation (user manuals, training materials, etc.), marketing documentation, and other similar materials, in all cases related solely to the Business and the Purchased Assets in each case whether or not in electronic form; provided that “Books and Records” shall not include duplicate copies of such Books and Records retained by Seller or its Affiliates subject to the obligations relating to the use and disclosure thereof set forth in this Agreement; provided, further, that “Books and Records” shall not include any personnel records or files relating to Employees or Former Employees.  For the avoidance of doubt, “Books and Records” shall include the items described in the foregoing sentence which are primarily related to the Advanced Technologies Business.

“Business Day” means any day of the year on which national banking institutions in Delaware are open to the public for conducting business and are not required or authorized to close.

“Cash and Cash Equivalents” means, as determined in accordance with GAAP, the aggregate cash balance of Seller as of the open of business on the Closing Date, including all cash, commercial paper, certificates of deposit, treasury bills, and all other cash equivalents in all accounts of Seller, including restricted cash.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended and comparable state statutes and regulations.

“Closing Date Net Working Capital” means the Net Working Capital, as of 12:01 A.M. EST on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Seller and Purchaser, dated October 25, 2012.

“Confidential Information” shall have the meaning set forth in the Confidentiality Agreement.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.

“Controlled Affiliate” means, with respect to a particular party, an Affiliate controlled by such party.

“Damages” any cost, loss, liability, obligation, claim, cause of action, damage, deficiency, expense (including documented costs of investigation and reasonable attorneys’ fees and expenses), fine, penalty, judgment, award, Tax or assessment.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disputes” means controversies (in writing), which are material to the subject matter, asset or right to which the term “Dispute” relates.

“Effective Date” means the date of this Agreement.

“Employee” means all individuals as of the Effective Date, who are employed by Seller solely in connection with the Business, together with individuals who are hired as employees solely in respect of the Business after the Effective Date and prior to the Closing.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement (whether or not subject to Code Section 409A), (b) qualified (within the meaning of Code Section 401(a)) defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified (within the meaning of Code Section 401(a)) defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, or (e) material fringe benefit or other material retirement, bonus, or incentive plan or program not otherwise described herein.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

 “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), and any other environmental medium or natural resource.

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Equipment and Machinery” means (a) all the equipment, machinery, furniture, fixtures and improvements, shelving, trade fixtures, business machines, ovens, cash registers, refrigeration equipment, tools, tooling, spare parts, supplies, computer hardware and software (including but not limited to Seller’s “ERP System”), any proprietary computer software utilized in the Business, any environmental equipment, including environmental monitoring or upgrade equipment, and equipment or apparatus related to any of the foregoing, and any and all other items of equipment used by Seller in connection with the Business (including all leases of such property), (b) any rights of Seller to warranties applicable to the foregoing (to the extent assignable), and licenses received from manufacturers and sellers of any such item, and (c) any related claims, credits, and rights of recovery with respect thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means Chicago Title Company.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, among Purchaser, Seller, and the Escrow Agent, substantially in the form attached hereto as Exhibit D.

“Former Employee” means all individuals who were employed by Seller in connection with the Business but who are no longer so employed on the Effective Date.

“GAAP” means generally accepted accounting principles in the United States as of the Effective Date.

“Governmental Authorization” means any approval, consent, license, permit, waiver, certificate or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any government or governmental or regulatory body thereof, or political or judicial subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Materials” means any product, waste or other substance that is listed, defined, designated, or classified as, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof and asbestos or asbestos-containing materials.

“Indebtedness” of any Person means, without duplication, (i) the principal of and, accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (iii) all obligations of the type referred to in clauses (i) and (ii) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including:  (i) all patents and all rights of priority resulting from the filing of applications therefor, including all continuations, divisionals, substitutions and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) all trademarks, service marks, design marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers, whether registered or unregistered, and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) all Internet domain names; (iv) all copyrights and all mask works, databases and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (v) trade secrets; (vi) any common-law rights arising from the use of the foregoing and any rights commonly known as “shop rights,” or “industrial property rights” relating to the foregoing; and (vii) all claims, causes of action, or other rights arising out of or relating to any actual or threatened infringement by any person relating to the foregoing, together with the right to sue and recover for, and the right to profits or damages due or accrued arising out of or in connection with, any and all past, present or future infringement of any of the foregoing.”

“Inventory” means all work-in-process, finished goods, supplies, spare parts and other inventories related solely to the Business.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Seller” means the actual knowledge of those Persons identified on Schedule 1.1 of the Disclosure Schedules.

“Law” means any foreign, federal, state, local law, treaty, statute, code, ordinance, rule or regulation or other administrative order.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Material Adverse Effect” means a material adverse effect on the business, assets, properties, results of operations or condition of the Business (taken as a whole); provided, however, that the following shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect”: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general that does not materially and disproportionately affect the Business relative to other companies in the industry of the Business; (ii) the effect of any change that generally affects any industry in which Seller operates but that does not materially and disproportionately affect the Business relative to other companies in the industry of the Business; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the Effective Date, to the extent any or all of foregoing does not materially disproportionately affect the Business relative to other companies in the industry of the Business; (iv) any effect resulting from the entry into this Agreement (including compliance with its terms and the identity of Purchaser) or the announcement or consummation of the transactions contemplated hereby; or (v) the effect of any changes in applicable Laws.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Net Working Capital” means, as of the measurement time (and without giving effect to any changes, including any purchase accounting adjustments, which arise solely as a result of the transactions contemplated by this Agreement), (i) Accounts Receivable, plus (ii) Inventory, less (iii) Accounts Payable, in each case, without duplication, as determined in accordance with GAAP in a manner consistent with the preparation of the Financial Statements.  Attached hereto as Exhibit A, is an illustrative sample calculation of Net Working Capital as of December 31, 2012.  Notwithstanding anything to the contrary in the foregoing, Net Working Capital shall not include any Cash and Cash Equivalents, Excluded Assets or any Excluded Liabilities and the consistent application of accounting policies and methodologies with the Financial Statements will prevail over the application of GAAP.

“Occupational Safety and Health Law” means any Law currently in effect designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and comparable state statutes and regulations.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business substantially consistent with past practice, as conducted by Seller prior to the Closing.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and the operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Permits” means any approvals, authorizations, consents, franchises, licenses, permits or certificates of a Governmental Body.

“Permitted Liens”  means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet due, payable or delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (iv) title of a lessor under a ground, capital or operating lease; (v) such other imperfections in title, charges, easements, restrictions and encumbrances which would not, individually or in the aggregate, result in a Material Adverse Effect; and (vi) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business and any other liens and encumbrances that relate to Liabilities that are to be discharged in full at Closing or that will be removed prior to or at Closing, including but not limited to the removal of: (a) that certain Assignment of Rents and Leases by the Seller in favor of PNC Bank, dated May 12, 2000, and recorded among the records of the Cumberland County Registry of Deeds at Book 1548, Page 109; and (b) that certain mortgage by Iceman Properties, LLC in favor of Gorham Savings Bank, dated May 17, 2005, and recorded among the records of the Cumberland County Registry of Deeds at Book 22890, Page 192.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, trust, unincorporated organization, Governmental Body or other entity.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

 “Qualifying SEC Report” means (a) Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and (b) any Seller SEC Report filed or furnished on or after the date of filing of such Form 10-K that is filed with or furnished to the SEC on the SEC’s EDGAR system at least one Business Day prior to the date of this Agreement.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, pumping, pouring, placing, discarding, abandoning, emptying, injecting, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representatives” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“SEC” means the United States Securities and Exchange Commission.

“Seller Distribution Date” means the date that is ten Business Days prior to the distribution date of any publicly announced distribution of all or substantially all of the liquid assets of the Seller to its shareholders; provided, however, for purposes hereof only, in no event will such date be less than six months following the Closing Date.

“Superior Proposal” means any Acquisition Proposal made by a third party that, in the reasonable judgment of Seller’s Board or any committee thereof, after consultation with its financial advisors or outside counsel, taking into account all the terms and conditions of such proposal that Seller’s Board or any committee thereof deems relevant (including the legal, financial, business, regulatory and any other aspects of the proposal) (i) is more favorable, from a financial point of view, to the stockholders of Seller than the transactions contemplated hereby, and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Threat of Release” or “Threatened Release” means a substantial likelihood of a Release that requires action under applicable Environmental Law in order to prevent or mitigate damage to the Environment that may result from such Release.

“Transfer Documents” means the Bill of Sale and Assignment and Assumption Agreement, the Intellectual Property Assignment, and the Deed.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et seq., and any comparable state or local law, and all applicable regulations.

“Workers’ Compensation Law” means Laws that provide for awards to employees and their dependents for employment-related accidents and occupational diseases, including, but not limited to, the Federal Black Lung Benefits Act, as amended, 29 U.S.C. Section 801 et seq.

1.2           Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

AAA	3.3(b)
Adjusted Closing Date Payment	3.3(c)(i)
Agreement	Preamble
Allocation Schedule	2.7
Antibody and Assay Design Business	7.3(a)
Asset Acquisition Statement	2.7
Assigned Insurance Policy	2.1(k)
Assumed Liabilities	2.3
Bill of Sale and Assignment and Assumption Agreement	4.2(a)(ii)
BDO	3.3(b)
Board	7.12(b)
Business	Recitals
Change of Seller Board Recommendation	7.13(e)
Claim Notice	10.4(a)
Clarification Agreement	7.14(d)
Closing	4.1
Closing Date	4.1
Closing Date Payment	3.2
Deductible	10.5(a)
Deed	4.2(a)(iv)
Destroy/Destroyed	7.13(d)
Direct Claim	10.7
Disclosure Schedules	Article V

Term	Section

Disputed WC Items	3.3(b)
Due Date	10.8(b)(i)
End Date	9.1(a)(ii)
Escrow Distribution Date	3.4
Excluded Assets	2.2
Excluded Contracts	2.2(a)
Excluded Employees	7.14(a)
Excluded Intellectual Property	2.2(d)
Excluded Liabilities	2.4
Final Closing Date Balance Sheet	3.3(a)
Final Net Working Capital	3.3(b)
Final Purchaser Working Capital Payment	3.3(e)
Final Seller Working Capital Payment	3.3(d)
Final Working Capital Deficit Amount	3.3(c)(iii)
Final Working Capital Surplus Amount	3.3(c)(ii)
Financial Statements	5.5
Hired Employees	7.14(c)
Indemnification Notification Date	10.1(a)
Indemnity Escrow Amount	3.4
Independent Accountant	3.3(b)
Insurance Policies	5.19
Intellectual Property Assignment	4.2(a)(iii)
Intellectual Property Licenses	5.13(b)
Leased Fixtures and Improvements	5.7(d)(ii)
Leased Real Property	5.7(d)
Liability Cap	10.5(a)
Material Contracts	5.14(a)
Material Customers	5.21
Material Suppliers	5.21
Net Working Capital Threshold	3.3(c)(iv)
Nonassignable Assets	2.5(b)
Non-Compete Area	7.3(a)
Owned Fixtures and Improvements	5.7(e)(i)
Owned Real Property	5.7(e)
Parent	Preamble
Party	Preamble
Proprietary Rights Agreement	5.15(c)
Proxy Statement	7.12(a)
Purchase Price	3.1
Purchased Assets	2.1
Purchased Contracts	2.1(a)
Purchased Intellectual Property	2.1(g)
Purchased Permits	2.1(i)
Purchaser	Preamble
Purchaser Indemnified Parties	10.2

Term	Section

Real Property Leases	5.7(d)
Required Stockholder Vote	5.2
Retention and Severance Agreements	7.14(d)
Seller	Preamble
Seller Board Recommendation	7.12(b)
Seller Indemnified Parties	10.3
Seller SEC Reports	5.4
Seller Stockholder Meeting	7.12(a)
Seller’s Affidavit	4.2(a)(xii)
Termination Fee	9.3(a)
Third Party Claim	10.6(a)
Total Consideration	3.1
Transfer Taxes	7.15(b)
Transferred Employees	7.14(a)
TUPE	7.14(g)
WC Dispute Notice	3.3(b)

1.3           Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  All Exhibits and Schedules (including the Disclosure Schedules) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on any other Schedule to the extent applicability to such other Schedule is reasonably apparent on its face.  Disclosure of any item on any Schedule (including the Disclosure Schedules) shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect.  No disclosure on a Schedule (including the Disclosure Schedules) relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule (including the Disclosure Schedules) or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement or any agreement contemplated hereby and those in the Disclosure Schedules (other than an exception expressly set forth as such in such Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means (unless the context of its usage clearly otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically and correctly set forth on the balance sheet or financial statements, or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1           Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of any and all Liens, except for Permitted Liens, all of Seller’s right, title and interest in, to and under the Purchased Assets. “Purchased Assets” shall mean all assets of Seller (excluding only the Excluded Assets described in Section 2.2 below) as the same shall exist on and as of the Closing Date, including:

(a)           all Contracts (other than the Excluded Contracts), to which Seller is a party and which relate to the Business, the Owned Real Property and/or Leased Real Property (including, without limitation, the Retention and Severance Agreements listed on Schedule  7.14(d)) (collectively, the “Purchased Contracts”);

(b)    all Inventory;

(c)    all Accounts Receivable as of the Closing Date;

(d)    the Equipment and Machinery and any other equipment and other tangible personal property relating to the Business;

(e)    all Owned Real Property;

(f)     all Leased Real Property;

(g)    all Intellectual Property relating to the Business (other than the Excluded Intellectual Property) (collectively, the “Purchased Intellectual Property”);

(h)    all Books and Records, excluding such files as may be required under applicable Law regarding privacy;

(i)     all Permits relating to the Business, the Owned Real Property and/or Leased Real Property to the extent assignable (collectively, the “Purchased Permits”);

(j)     all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property;

(k)    the insurance policy set forth on Schedule 2.1(k) (the “Assigned Insurance Policy”) and all rights to proceeds of the Assigned Insurance Policy; and

(l)      all of Seller’s claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment relating to the Business, other than  those excluded pursuant to Section 2.2(g) and Section 2.2(h).

For the avoidance of doubt, the Purchased Assets do not include any of the Excluded Assets.

2.2           Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean each of the following assets of Seller:

(a)           the Contracts listed on Schedule 2.2(a) (collectively, the “Excluded Contracts”);

(b)           all Cash and Cash Equivalents, bank deposits, marketable securities and other short-term investments or similar cash items of Seller;

(c)            Seller’s certificate of incorporation, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, books and records and other documents either relating to the organization, maintenance and existence of Seller as a corporation or not included in the Purchased Assets;

(d)            the Intellectual Property rights of Seller listed on Schedule 2.2(d) (the “Excluded Intellectual Property”);

(e)           any personnel records and files pertaining to any Employee or Former Employee;

(f)            any (i) other books and records that Seller is required by Law to retain or that Seller determines are necessary or advisable to retain, to the extent permitted by Law; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets if and to the extent permitted by Law; and (ii)  documents relating to proposals to acquire the Business by Persons other than Purchaser;

(g)           any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, in each case relating to Taxes imposed on or with respect to the Business or the Purchased Assets that relate to any period, or the portion of any period, ending prior to the Closing;

(h)            all of Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, related to any Excluded Asset or set forth on Schedule 2.2(h);

(i)            all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller, other than the Assigned Insurance Policy;

(j)            all Tax returns and financial statements of Seller and the Business and all records (including working papers) related thereto;

(k)           except for the Retention and Severance Agreements listed on Schedule 7.14(d), all Employee Benefit Plans;

(l)            all rights that accrue to Seller under this Agreement; and

(m)          the assets listed on Schedule 2.2(m).

2.3           Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform, pay and discharge in accordance with their respective terms, all Liabilities of Seller other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including, without limitation, the following Liabilities:

(a)           Liabilities of Seller under the Purchased Contracts arising from and after the Closing Date;

(b)           any sales, use, stamp, transfer and other Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement for which Purchaser has assumed responsibility pursuant to Section 7.15(b);

(c)           all Accounts Payable as of the Closing Date;

(d)           Liabilities arising from and after the Closing Date with respect to the Business and the Purchased Assets;

(e)           all product Liabilities, all product warranties or guaranty Liabilities, and all Liabilities for product recall or replacement with respect to any product sold by the Business (including prior to the Closing and whether or not any claim thereof has been made or is pending as of the Closing), in each case, solely to the extent of the amount of proceeds actually received by Purchaser for claims made pursuant to the Assigned Insurance Policy;

(f)            Liabilities under the Leased Real Property leases arising from and after the Closing Date; and

(g)           except as otherwise provided in Section 7.15(c), Liabilities for Taxes relating to the Purchased Assets for all taxable periods (or portions thereof) beginning after the Closing Date.

2.4           Excluded Liabilities.  Purchaser will not assume or be liable for any of the following Liabilities of Seller which shall remain the sole responsibility of Seller (collectively, the “Excluded Liabilities”):

(a)           Liabilities arising out of the Excluded Assets, including Liabilities arising out of  the Excluded Contracts;

(b)           Liabilities (whether or not disclosed in a schedule hereto) arising out of, relating to or resulting or accruing from or with respect to the Business or the Purchased Assets prior to the Closing Date;

(c)           all product Liabilities, all product warranties or guaranty Liabilities, and all Liabilities for product recall or replacement with respect to any product sold by the Business (including prior to the Closing and whether or not any claim thereof has been made or is pending as of the Closing), in each case, solely to the extent such Liabilities exceed the amount of proceeds actually received by Purchaser for claims made pursuant to the Assigned Insurance Policy;

(d)           Liabilities for legal, accounting, audit or investment banking fees, broker commissions or any other expenses incurred by Seller in connection with the negotiation or preparation of this Agreement or ancillary documents;

(e)           Liabilities of Seller for outstanding funded Indebtedness for borrowed money;

(f)           except as otherwise provided in Section 2.3(b), Section 2.3(f) and Section 7.15(c), all Liabilities for Taxes (i) for all taxable periods relating to the Excluded Assets, and (ii) for all taxable periods (or portions thereof) ending on or prior to (or, to the extent attributable to the portion of such period ending on the Closing Date, including) the Closing Date, in the case of Taxes relating to the Purchased Assets;

(g)           except for the Retention and Severance Agreements listed on Schedule 7.14(d), any Liabilities under the Employee Benefit Plans;

(h)           Liabilities under any employment, severance, retention or termination agreement with any Employee of Seller or any of its Affiliates (including, but not limited to, as provided in Section 7.14(b));

(i)           any Liabilities of Seller based upon Seller’s acts or omissions occurring after the Effective Date; and

(j)           the Liabilities listed on Schedule 2.4(j) of the Disclosure Schedules.

2.5           Further Conveyances and Assumptions; Consent of Third Parties.

(a)           From time to time following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the Transfer Documents and to assure fully to Seller and its Affiliates, successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Transfer Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(b)           Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign or transfer any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable or nontransferable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.  With respect to Material Contracts or Permits that are material for the Business as a going concern after the Closing Date, Seller shall use its commercially reasonable efforts to cooperate with Purchaser at its request for up to 60 days following the Closing Date in endeavoring to obtain such consents promptly; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent.  Purchaser and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities.  To the extent permitted by applicable Law and the terms of the Nonassignable Assets, Seller shall, to the extent practicable in light of Seller’s then current circumstances, take or cause to be taken at Purchaser’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and, to the extent practicable in light of Seller’s then current circumstances, to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets as Purchaser may reasonably request, and Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets.  As of and from the Closing Date, Seller authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoint Purchaser their attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto, and Purchaser agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to Purchaser’s gross negligence, intentional misconduct, or fraud in connection with the performance of, or failure to perform, such obligations under the Nonassignable Assets.

2.6           Bulk Sales Laws.  Seller and Purchaser each hereby waive compliance by the other with the requirements and provisions of any “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

2.7           Purchase Price Allocation.  Seller shall prepare and deliver to Purchaser as promptly as practicable following the Effective Date (but in any event not later than 30 days following the Effective Date) a schedule (the “Allocation Schedule”) allocating the Purchaser Price, the Assumed Liabilities and other relevant items among the Purchased Assets in accordance with Code section 1060 and Treasury regulations promulgated thereunder and comparable provisions of state or local Tax Law, as appropriate.  Following such delivery, Purchaser and Seller shall work in good faith to resolve any disputes or questions Purchaser may have on the proposed Allocation Schedule and reasonably agree to a final Allocation Schedule as promptly as practicable.  In accordance the final as agreed upon Allocation Schedule, Seller shall prepare and deliver to Purchaser copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) to be filed with the IRS.  Prior to its filing with the IRS, the Asset Acquisition Statement shall be revised to include any reasonable comments made by Purchaser.  The Total Consideration for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement filed with the IRS, and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation.  Neither Purchaser nor Seller shall, nor shall they permit their respective Affiliates to, take any position on any Tax Return, before any Taxing Authority, or in any proceeding that is in any way inconsistent with the terms of the Asset Acquisition Statement filed with the IRS.

ARTICLE III

CONSIDERATION

3.1           Consideration.  The aggregate consideration for the Purchased Assets shall be (a) (i) an amount in cash equal to Sixteen Million and 00/100 Dollars ($16,000,000), plus or minus (ii) any adjustment to the purchase price determined in accordance with Section 3.3 hereof (as adjusted, the “Purchase Price”), and (b) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).

3.2           Payment of Purchase Price.  On the Closing Date, Purchaser shall pay to Seller by wire transfer in immediately available funds an amount equal to the Closing Date Payment.  The “Closing Date Payment” shall mean (a) $16,000,000 minus (b) the Indemnity Escrow Amount.

3.3           Purchase Price Adjustments.

(a)           For the purpose of confirming the Closing Date Net Working Capital and the payments contemplated by this Section 3.3, Seller shall prepare, or cause to be prepared, a balance sheet of the Business and calculation of Closing Date Net Working Capital, which balance sheet shall be prepared in accordance with GAAP, consistent with the accounting methods, practices, principles, policies and procedures used in preparing the Financial Statements and Exhibit A; provided, however, that, even if inconsistent with the foregoing, the consolidated balance sheet shall not take into account the Excluded Assets and Excluded Liabilities, except to the extent that Purchaser satisfies any obligations of Seller that are Excluded Liabilities.  The balance sheet prepared in accordance with the foregoing is referred to as the “Final Closing Date Balance Sheet.”

(b)           No later than 30 days after the Closing Date, Seller shall deliver to Purchaser the Final Closing Date Balance Sheet together with a worksheet showing the calculation of the Closing Date Net Working Capital shown on the Final Closing Date Balance Sheet (the “Final Net Working Capital”).  If within 30 days after the date of the delivery to Purchaser of the Final Closing Date Balance Sheet Purchaser determines in good faith that Purchaser disagrees with any portion of the Final Closing Date Balance Sheet (the disputed items being the “Disputed WC Items”), then Purchaser may give written notice (a “WC Dispute Notice”) to Seller within such 30-day period, which WC Dispute Notice shall: (i) set forth Purchaser’s proposed resolution of the Disputed WC Items (including Purchaser’s determination of Final Net Working Capital taking into account such proposed resolution of the Disputed WC Items), (ii) specify in reasonable detail Purchaser’s basis for disagreement with the Final Closing Date Balance Sheet and (iii) include materials showing in reasonable detail Purchaser’s support for such position.  Any matters set forth in the Final Closing Date Balance Sheet that are not included as Disputed WC Items in a timely delivered WC Dispute Notice shall be deemed accepted by Purchaser and shall be binding and final for all purposes of this Agreement, and (A) the failure by Purchaser to provide a WC Dispute Notice within such 30-day period or (B) the delivery by Purchaser to Seller during such 30-day period of a written notice stating that Purchaser has elected not to deliver a WC Dispute Notice, will constitute a full and complete acceptance of the Final Closing Date Balance Sheet as determined by Seller and such Final Closing Date Balance Sheet shall be binding and final for all purposes of this Agreement.  If Purchaser and Seller are unable to resolve any disagreement among them with respect to the Final Closing Date Balance Sheet within 15 days after the delivery of a WC Dispute Notice by Purchaser to Seller, then the Disputed WC Items (but no others) may be referred by Seller or Purchaser for determination to BDO Seidman (“BDO”) (or, if they are unable or unwilling to serve, another nationally recognized accounting firm not affiliated with Seller or Purchaser that is mutually selected by Seller and Purchaser).  If Seller and Purchaser are unable to select a nationally recognized accounting firm within five Business Days of BDO declining to accept such engagement, either Seller or Purchaser may thereafter request that the American Arbitration Association (“AAA”) make such selection (as applicable, BDO, the firm selected by Seller and Purchaser or the firm selected by the AAA is referred to as the “Independent Accountant”).  Each of Seller and Purchaser shall provide the Independent Accountant and the other party with a statement of its position as to the amount for each Disputed WC Item within 15 days from the date of the referral of the disagreement to the Independent Accountant.  The Independent Accountant shall make a written determination as promptly as practicable, but in any event within 30 days after the date on which the disagreement is referred to the Independent Accountant, by selecting from the position of either Seller (on the one hand) or Purchaser (on the other hand) as to the amount of Final Net Working Capital.  The Independent Accountant shall be authorized to select only the position as to the amount of Final Net Working Capital as presented by either Seller (on one hand) or Purchaser (on the other hand).  If at any time Seller and Purchaser resolve their dispute, then notwithstanding the preceding provisions of this Section 3.3(b), the Independent Accountant’s involvement promptly shall be discontinued and the Final Closing Date Balance Sheet shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding for all purposes of this Agreement.  The Parties shall make readily available to the Independent Accountant all relevant books and records relating to the Final Closing Date Balance Sheet and all other items reasonably requested by the Independent Accountant in connection with resolving the disagreement regarding the amount of Final Net Working Capital.  The costs and expenses of the Independent Accountant shall be shared equally by Seller and Purchaser.  The decision of the Independent Accountant shall be final and binding for all purposes of this Agreement and the Final Closing Date Balance Sheet shall be revised, if necessary, to reflect such decision and thereupon shall be final and binding for all purposes of this Agreement.

(c)           For purposes hereof:

(i)           “Adjusted Closing Date Payment” shall mean (a) $16,000,000, plus (b) the Final Working Capital Surplus Amount, if any, minus (c) the Final Working Capital Deficit Amount, if any, minus (d) the Indemnity Escrow Amount.

(ii)           If the Final Net Working Capital (as finally determined pursuant to Section 3.3(b)) exceeds the Net Working Capital Threshold by more than $75,000, then the “Final Working Capital Surplus Amount” shall equal the amount of such excess over $75,000 (it being understood that if the Final Net Working Capital does not exceed the Net Working Capital Threshold by more than $75,000, the Final Working Capital Surplus Amount shall be equal to $0).

(iii)           If the Net Working Capital Threshold exceeds the Final Net Working Capital (as finally determined pursuant to Section 3.3(b)) by more than $75,000, then the “Final Working Capital Deficit Amount” shall equal the amount of such excess over $75,000 (it being understood that if the Net Working Capital Threshold does not exceed the Final Net Working Capital by more than $75,000, the Final Working Capital Deficit Amount shall be equal to $0).

(iv)           “Net Working Capital Threshold” shall mean an amount equal to $3,000,000.

(d)          Following the final determination of the Final Closing Date Balance Sheet in accordance with Section 3.3(b), if the Closing Date Payment exceeds the Adjusted Closing Date Payment (such excess, the “Final Seller Working Capital Payment”), Seller shall promptly (but in any event within five Business Days) wire transfer in immediately available funds an amount equal to the Final Seller Working Capital Payment to Purchaser.

(e)          Following the final determination of the Final Closing Date Balance Sheet in accordance with Section 3.3(b), if the Adjusted Closing Date Payment exceeds the Closing Date Payment (such excess, the “Final Purchaser Working Capital Payment”), then Purchaser shall promptly (but in any event within five Business Days) wire transfer in immediately available funds to Seller an amount equal to the Final Purchaser Working Capital Payment.

3.4           Indemnity Escrow Amount.  At the Closing, Purchaser shall withhold from the Purchase Price $1,300,000 (the “Indemnity Escrow Amount”), which amount shall be deposited with the Escrow Agent pursuant to the Escrow Agreement and used to satisfy any claims for indemnification made by any Purchaser Indemnified Party pursuant to Article X (including Section 10.2).  The Escrow Agreement shall provide that within five Business Days following the earlier of (x) the Indemnification Notification Date and (y) the Seller Distribution Date (such earlier date, the “Escrow Distribution Date”), Purchaser and Seller shall direct the Escrow Agent, by joint written instruction, to pay to Seller in cash, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to (i) the Indemnity Escrow Amount (including any interest or earnings earned in respect thereof); less (ii) the aggregate amount of the Indemnity Escrow Amount paid out to the Purchaser Indemnified Parties as of the Escrow Distribution Date, less (iii) the aggregate amount of all bona fide indemnification claims (A) that have been made by Purchaser Indemnified Parties as of the Escrow Distribution Date and (B) with respect to which it has not yet been finally determined are indemnifiable Damages pursuant to Article X, as long as Purchaser has in good faith timely submitted a notice of claim on or before the Escrow Distribution Date; provided that, for purposes of clarity, if the amount determined by the formula above is zero or negative, no amounts will be paid and released to Seller pursuant to this sentence.

ARTICLE IV

CLOSING

4.1           Closing Date.  The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103 (or at such other place as the parties may designate in writing) no later than two Business Days following the satisfaction or waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied on the Closing Date).  The exchange of executed documents and other materials to be delivered at the Closing by facsimile or other electronic copy shall be deemed sufficient.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

4.2           Transactions to be Effected at the Closing.  At the Closing,

(a)           Seller will deliver to Purchaser:

(i)           the Escrow Agreement, executed by Seller;

(ii)          the Bill of Sale and Assignment and Assumption Agreement, in the form attached hereto as Exhibit B hereto (the “Bill of Sale and Assignment and Assumption Agreement”), executed by Seller;

(iii)         one or more assignment and assumption agreements, in the form attached hereto as Exhibit C hereto (each, an “Intellectual Property Assignment”), and other required assignment or conveyance documents, in form and substance reasonably satisfactory to Purchaser, providing for the assignment of the Purchased Intellectual Property to Purchaser, executed by the Seller;

(iv)         with respect to each Owned Real Property, a special warranty deed under applicable law (each, a “Deed”), in form and substance reasonably satisfactory to Purchaser, duly executed by Seller;

(v)          landlord waivers/consents executed by the landlords under the Leased Real Property in form and substance reasonably satisfactory to Purchaser if, and to the extent, expressly required by any applicable Real Property Lease that is not an Excluded Contract;

(vi)         a Seller non-foreign status FIRPTA certificate meeting the requirements of Section 1445(b)(2) of the Code and the regulations promulgated thereunder;

(vii)        a certificate of the Chief Executive Officer of Seller, dated as of the Closing Date, as to the matters set forth in Section 8.2(a), Section 8.2(b), and Section 8.2(d).

(viii)       copies of the resolutions or consents of the board and stockholders, as required, of Seller authorizing and approving this Agreement and the transactions contemplated hereby, certified by a duly authorized representative of such company to be true and complete and in full force and effect and unmodified as of the Closing Date;

(ix)         copies of any third party and governmental consents, approvals and waivers (including landlord waivers/consents as required by any applicable Leased Real Property leases) that are listed on Schedule 5.3(b) of the Disclosure Schedules and that have been obtained prior to the Closing Date;

(x)           evidence satisfactory to Purchaser that all Liens (other than Permitted Liens) on the Purchased Assets have been released;

(xi)         originals or copies of all Books and Records; and

(xii)        an affidavit of Seller, in the form attached hereto as Exhibit E(“Seller’s Affidavit”).

(b)           Purchaser will deliver to Seller:

(i)           the Closing Date Payment in accordance with Section 3.2;

(ii)          the Escrow Agreement, executed by Purchaser;

(iii)         the Bill of Sale and Assignment and Assumption Agreement, executed by Purchaser;

(iv)         the Intellectual Property Assignment, executed by Purchaser; and

(v)          a certificate of the Chief Executive Officer of Purchaser, dated as of the Closing Date, as to the matters set forth in Sections 8.3(a) and 8.3(b).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as (a) disclosed in any Qualifying SEC Report (other than any information that is contained solely in the “Risk Factors” section of such Qualifying SEC Reports, except with respect to information contained in the “Risk Factors” section of such Qualifying SEC Reports consisting solely of factual historical statements) or (b) set forth on the disclosure schedules delivered by Seller to Purchaser (the “Disclosure Schedules”), Seller hereby represents and warrants to Purchaser as of the Effective Date and as of the Closing Date as follows:

5.1           Organization and Good Standing; Subsidiaries.  Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted; except where failure to have such corporate power and authority would not have a Material Adverse Effect.  Seller is duly qualified or authorized to do business and is in good standing in each jurisdiction set forth on Schedule 5.1 of the Disclosure Schedules, which are the only jurisdictions in which the nature of Seller’s business as now conducted by Seller or the property owned, leased or used by Seller makes such qualification, registration, licensing or authorization necessary, except where the failure to be so qualified, registered, licensed or authorized or in good standing would not have a Material Adverse Effect.

5.2           Authorization of Agreement.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Transfer Documents, and subject to the adoption of this Agreement by Seller’s stockholders pursuant to the DGCL to the extent required by applicable Law, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Transfer Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of Seller except, to the extent required by the DGCL, for the adoption of this Agreement by the holders of a majority of the issued and outstanding shares of common stock of Seller (the “Required Stockholder Vote”).  This Agreement has been, and each of the Transfer Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Transfer Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

5.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 5.3(a) of the Disclosure Schedules, none of the execution and delivery by Seller of this Agreement or the Transfer Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of Seller or any resolution adopted by the stockholders of Seller; and (ii) subject to receipt of the Required Stockholder Vote (to the extent required by the DGCL) and obtaining or making the consents, waivers, approvals, authorizations, filings or notifications referred to in Section 5.3(b), as applicable, any Order of any Governmental Body applicable to Seller or by which any of the properties or assets of Seller are bound or any applicable Law, other than in the case of clause (ii), such conflicts, violation, defaults, terminations or cancellations that would not be material to the Business.   Further, and except as set forth on Schedule 5.3(a) of the Disclosure Schedules, none of the execution and delivery by Seller of this Agreement or the Transfer Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will, directly or indirectly (with or without notice or lapse of time or both) (a) result in the cancellation, forfeiture, revocation, suspension or modification of any of the Purchased Assets, (b) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Seller is a party; or (c) result in the imposition or creation of any claim or Lien (other than a Permitted Lien) upon or with respect to any of the Purchased Assets, in each case, other than as would not result in, or reasonably be expected to result in, a Material Adverse Effect.

(b)           Except (i) the Required Stockholder Vote, (ii) filings required by the rules and regulations of the SEC, (iii) filings required by the rules and regulations of the NASDAQ Capital Market, (iv) any Contract involving an amount less than $75,000 annually to which Seller is a party or by which any of the properties or assets of Seller are bound, and (v) as set forth on Schedule 5.3(b) of the Disclosure Schedules, no consent, waiver, approval or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement, the compliance by Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby.

5.4           SEC Filings.  Seller has filed or furnished all registration statements, reports, schedules and other documents required to be filed or furnished by it with the SEC since December 31, 2010 (collectively, including any amendments thereto, the “Seller SEC Reports”).  As of their respective filing dates (or, if amended, as of the date of such amendment), the Seller SEC Reports were prepared in accordance with, and complied in all material respects with, the requirements of the Exchange Act of 1934 and the Securities Act of 1933, as the case may be, and the rules and regulations of the SEC promulgated thereunder.

5.5           Financial Statements.  Seller has made available to Purchaser copies of the following financial statements: (a) audited balance sheets and statements of operations as of and for the fiscal year ended December 31, 2011 for Seller and (b) unaudited balance sheets and statements of operations for the nine month period ended September 30, 2012.  Such financial statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”.  Except as set in forth in the notes and as disclosed in Schedule 5.5 of the Disclosure Schedules, each of the Financial Statements has been prepared in accordance with GAAP consistently applied (except for normal year-end adjustments).  The Financial Statements present fairly and accurately in all material respects the financial condition and results of operations of Seller as of the respective dates of and for the periods referred to in the Financial Statements.  The Financial Statements are consistent with the books and records of Seller.

5.6           Books and Records.  All books and records (including Tax records) relating to the ownership and operation of the Business and the Purchased Assets have been maintained in all material respects in accordance with applicable Laws.

5.7           Personal Property; Real Property.

(a)           Except as set forth on Schedule 5.7(a) of the Disclosure Schedules, Seller, and not any Affiliate or subsidiary of Seller, owns in fee simple or leasehold, as applicable, title in the case of Owned Real Property, Leased Real Property, Owned Fixtures and Improvements, and Leased Fixtures and Improvements, (subject only to the matters permitted by the following sentence) (i) all the assets and other properties (whether real, personal, or mixed and whether tangible or intangible) that it purports to own and all of the assets and other properties reflected in the Financial Statements (except for personal property sold since September 30, 2012 in the Ordinary Course of Business), including the Purchased Assets, and (ii) all of the assets and other properties purchased or otherwise acquired by Seller since September 30, 2012 (except for personal property acquired and sold since September 30, 2012 in the Ordinary Course of Business).  The Purchased Assets are owned by Seller free and clear of any and all Liens (other than Permitted Liens).

(b)           Schedule 5.7(b) of the Disclosure Schedules sets forth a true and complete list of all the material Equipment and Machinery of the Business now owned, leased or licensed by Seller.  As to each asset shown on Schedule 5.7(b) of the Disclosure Schedules, Seller has valid title to, or holds by a valid, enforceable and existing lease or license with respect to such asset, free and clear of all Liens (other than Permitted Liens).  Except as set forth on Schedule 5.7(b) of the Disclosure Schedules, no material rights of Seller under any such leases or licenses have been assigned or otherwise transferred as security for any obligation of any Person. With respect to each lease or license, except as otherwise specified on Schedule 5.7(b) of the Disclosure Schedules, (i) Seller is not in material default under any such lease or license and no event has occurred which, with or without the passage of time, would constitute a default on Seller’s obligations under such lease or license, (ii) to the Knowledge of Seller, no other party to any such lease or license is in material default thereunder, and (iii) Seller has not received written notice of a material default with respect to such lease or license which has not already been previously remedied.

(c)           Schedule 5.7(c) of the Disclosure Schedules is a true and complete list of all capital leases of Seller, indicating the names of the parties to such capital leases, each item of equipment subject to such lease, and the payoff amount under each such capital lease that, if paid to the lessor thereunder, would fully satisfy the applicable lessee’s remaining obligations under such capital lease.

(d)           Schedule 5.7(d) of the Disclosure Schedules lists all real property, land, improvements, fixtures and water rights, and other interests in land, including easements, rights of way and options leased, licensed or subleased by Seller (the “Leased Real Property”).    Schedule 5.7(d) of the Disclosure Schedules contains a true and complete list of all written leases, licenses and subleases covering the Leased Real Property (the “Real Property Leases”).  True and complete copies of the Real Property Leases (including all amendments thereto and notices exercising any rights thereunder) have heretofore been delivered by Seller to Purchaser.  Seller is not party to or bound by any oral lease, sublease, or occupancy agreements.  With respect to each Real Property Lease and except as otherwise specified on Schedule 5.7(d) of the Disclosure Schedules:

(i)           such Real Property Lease is in full force and effect and enforceable against Seller in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity);

(ii)          Seller has a valid leasehold interest in all of its Leased Real Property and all fixtures and improvements on such Leased Real Property (the “Leased Fixtures and Improvements”), in each case, free and clear of any and all Liens other than Permitted Liens;

(iii)         Seller is not currently in default beyond any applicable notice and cure period under any such Real Property Lease and no event has occurred which, with the passage of time or expiration of any grace period, would constitute a default of Seller’s obligations under any such Real Property Lease; to the Knowledge of Seller, no other party to any Real Property Lease is in material default thereunder; and Seller has not received a written or other notice of material default or potential material default with respect to any Real Property Lease;

(iv)         there are no material unwritten or oral modifications to any of the Real Property Leases and the full security deposit (if any) required by each such Real Property Lease is being held thereunder;

(v)          no Real Property Lease has been mortgaged, deeded in trust, sublet, sublicensed, or subjected to a Lien other than Permitted Liens;

(vi)         to Knowledge of Seller, there are no existing Disputes between Seller, on one hand, and any of the lessors or sublessors with respect to the Leased Real Property or any Person having rights under or with respect to any of the Leased Real Property, on the other hand; and

(vii)        (A) the enforceability of each such Real Property Lease will not be impaired in any material respect by the execution or delivery of this Agreement or the consummation of the contemplated transactions, (B) neither the execution and delivery of this Agreement, nor the consummation of the contemplated transactions, will entitle the “landlord” or “lessor” or “sublessor” under any of the Real Property Leases  to terminate such lease or sublease prior to the scheduled expiration thereof, (C) Seller is not currently participating in any discussions or negotiations regarding termination of any such Real Property Lease prior to the scheduled expiration of such Real Property Lease (whether by reason of a breach or alleged breach by the tenant or subtenant thereunder or otherwise) and (D) all necessary third party consents with regard to the execution and delivery of each material Real Property Lease have been obtained or will be obtained prior to Closing.

(e)           Schedule 5.7(e) of the Disclosure Schedules lists all land owned by Seller (the “Owned Real Property”).  True and complete copies of all existing surveys, title insurance policies, title insurance abstracts, other evidence of title and similar documents in the possession or control of Seller relating to any Owned Real Property have been heretofore made available to Purchaser; provided, however, Purchaser has no right to rely on such documentation and has the right to obtain updated documentation at Purchaser’s sole cost and expense.  With respect to each such parcel of the Owned Real Property, except as otherwise specified on Schedule 5.7(e) of the Disclosure Schedules:

(i)           Seller has fee simple title to the parcel of the Owned Real Property and all fixtures on such Owned Real Property (the “Owned Fixtures and Improvements”), free and clear of any Liens (other than Permitted Liens);

(ii)          there are no pending or, to the Knowledge of Seller, threatened condemnation, eminent domain or requisition Proceedings;

(iii)         to the Knowledge of Seller, there are no other matters that materially adversely affect the title of Seller to the Owned Real Property or the Owned Fixtures and Improvements, other than Permitted Liens;

(iv)         to the Knowledge of Seller, there are no contemplated zoning changes, variances, special zoning exceptions or similar events;

(v)          to the Knowledge of Seller, each of the Owned Real Property is an independent unit which does not rely on any drainage, sewer, access, structural or other facilities located on any property not included in the same to fulfill any Law, for structural support or to furnish the same with any building systems or utilities  or access egress; and

(vi)         to the Knowledge of Seller, Seller has not transferred any development, water, timber, gas, mineral or similar rights applicable to same.

(f)           Seller has no written or oral leases, subleases, licenses, assignments thereof and other instruments, agreements and arrangements pursuant to which Seller leases, licenses or subleases any Owned Real Property and/or Leased Real Property to any other Person, except as set forth on the Disclosure Schedules.

(g)           Except as would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect, Seller has not received written notice from any Governmental Body that any portion of the Leased Real Property, Owned Real Property, the Owned Fixtures and Improvements, Leased Fixtures and Improvements, or any Equipment and Machinery located thereon, currently violates any Laws.

(h)           Except as listed on Schedule 5.7(h) of the Disclosure Schedules, no Owned Real Property, Leased Real Property, Owned Fixtures and Improvements or Leased Fixtures and Improvements is subject to any written Order specifically issued with respect to such property (or, to Seller’s Knowledge, any threatened or proposed Order) requiring the material repair, removal or alteration of the same or of Equipment and Machinery situated thereon.

5.8           Title to Purchased Assets; Sufficiency; Inventory.

(a)           Except as set forth in Schedule 5.8(a) of the Disclosure Schedules and except as would not have a Material Adverse Effect,  the Purchased Assets transferred to Purchaser pursuant hereto (a) will constitute all of the assets necessary or required, together with Seller’s agreements hereunder and under the Transfer Documents, to permit Purchaser to carry on the Business in substantially the same manner, without interruption and in the Ordinary Course of Business, as presently conducted and as conducted since September 30, 2012, (b) constitute all of the assets of Seller used in the Business presently and as conducted since September 30, 2012 other than personal property disposed of since September 30, 2012 in the Ordinary Course of Business, and (c) are in good operating condition and repair for assets of like type, age and purpose, ordinary wear and tear excepted.

(b)           Except as would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect or as reserved for in the Financial Statements, the Inventories (i) are in good and merchantable condition and fit for the purpose for which they were procured or manufactured, (ii) are not obsolete, damaged or defective, and (iii) constitute a customary and normal supply, consistent with Seller’s past practices, of Inventory.

5.9           Accounts Receivable; Accounts Payable.

(a)           Schedule 5.9(a) of the Disclosure Schedules contains a complete and accurate list of all Accounts Receivable as of February 28, 2013 which list sets forth the customary aging of such Accounts Receivable.  All Accounts Receivable reflected in the Financial Statements represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and are not subject to set-off or counterclaim (other than (a) those for which Seller has reserved against in respect of uncollectable accounts or other past-due amounts in the ordinary course and (b) those that would not, individually in or in the aggregate, be material to the Business).

(b)           Schedule 5.9(b) of the Disclosure Schedules contains a complete and accurate list of all Accounts Payable as of February 28, 2013.  All Accounts Payable reflected in the Financial Statements represent valid obligations of Seller arising from goods or services actually received by such entities in the Ordinary Course of Business.

5.10          No Undisclosed Liabilities.  Except as set forth on Schedule 5.10 of the Disclosure Schedules, Seller did not have as of September 30, 2012 any liabilities (whether known or unknown and whether absolute, accrued, contingent or otherwise) required to be reflected in the Financial Statements prepared in accordance with GAAP, other than (a) liabilities reflected on or reserved for on the Financial Statements, or the notes thereto, (b) liabilities incurred in the Ordinary Course of Business since September 30, 2012 and (c) liabilities for future performance under Contracts of Seller.  Schedule 5.10 of the Disclosure Schedules sets forth the aggregate principal amount of currently outstanding Indebtedness for borrowed money of Seller as of the Effective Date.  Except for obligations and liabilities reflected in the Financial Statements, Seller has no “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC).

5.11          Absence of Certain Developments.  Except as set forth on Schedule 5.11 of the Disclosure Schedules, since September 30, 2012, Seller has conducted the Business only in the Ordinary Course of Business and there has not been any:

(a)           damage to or destruction or loss of any asset or property of the Business or included in the Purchased Assets, whether or not covered by insurance, in each case, materially adversely affecting the properties, assets, business, financial condition or prospects of Seller or the Purchased Assets;

(b)           termination of or receipt by Seller of notice of termination of (i) any material license, distributorship, sales representative, joint venture, credit or similar Contract, or (ii) any Contract or transaction involving a total remaining commitment by or to Seller of at least $75,000 in any given year;

(c)           sale (other than sales of Inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of Seller or included in the Purchased Assets, or mortgage, pledge or imposition of any Lien (other than a Permitted Lien) on any material asset or property of the Business or included in the Purchased Assets, including the sale, lease or other disposition of any of the material Intellectual Property assets;

(d)           cancellation or waiver of any claims or rights with a value to Seller in excess of $75,000;

(e)           change in the accounting methods or principles or Tax reporting principles used by Seller with respect to the Business;

(f)            legal actions, suits or other legal Proceedings instituted or settled by Seller relating to the Purchased Assets, the Assumed Liabilities or the Business;

(g)           election, change or rescission of any election relating to Taxes; adoption or settlement or compromise of any claim relating to Taxes; consent to any extension or waiver of the limitation period with respect to any claim relating to Taxes; or filing of any amended Tax Return, in each case, with respect to the Purchased Assets or the Business; or

(h)           entry into any Contract (other than this Agreement and any Transfer Documents) by Seller to do any of the foregoing.

5.12          Taxes.

(a)           Except as set forth on Schedule 5.12(a) of the Disclosure Schedules and except for matters that would not have a Material Adverse Effect, (i) Seller has timely filed, or there have been timely filed on Seller’s behalf, all Tax Returns required to be filed with respect to the Business (taking into account any extension of time to file granted or to be obtained on behalf of Seller); (ii) all such Tax Returns were correct and complete and were prepared in substantial compliance with all applicable Laws; and (iii) all Taxes payable with respect to such Tax Returns have been paid.

(b)           No claim has ever been made by an authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the Purchased Assets.

(c)           There are no audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any liability for Taxes of Seller, currently in progress or, to the Knowledge of Seller, threatened or contemplated.  Except as described on Schedule 5.12(c) of the Disclosure Schedules, Seller has not been given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to Taxes.

(d)           Seller has no liability for the Taxes of any Person (other than Taxes of Seller) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(e)           Seller is not a party to any agreement, Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law) and (ii) any amount that will not be fully deductible by reason of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law).

(f)            Seller has collected all sales, use and other similar Taxes required to be collected with respect to the Business or the Purchased Assets, and has remitted or will remit on a timely basis, such amounts to the appropriate Taxing Authorities, or has been furnished properly completed exemption certificates.  Seller (i) has in its possession all material records and supporting documents required by all applicable sales, use and other similar Tax statutes and regulations regarding the collection and payment of sales, use and other similar Taxes required to be collected and paid over by Seller and regarding all exempt transactions by Seller for all periods open under the applicable statute of limitations, and (ii) has maintained all such records and supporting documents in material compliance with all sales, use and other similar Tax statutes and regulations applicable thereto.

(g)           Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, Former Employee whose employment ended following January 1, 2008, contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(h)           None of the Purchased Assets is held in an arrangement that is a partnership for U.S. federal Tax purposes.

(i)            All of the Purchased Assets that are subject to property Tax have been properly listed and described on the property tax rolls of the appropriate Taxing Authority for all periods prior to Closing and no portion of such property constitutes omitted property for property Tax purposes.

(j)            Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

5.13          Intellectual Property.

(a)           Schedule 5.13(a) of the Disclosure Schedules sets forth a complete and accurate list of (i) all registered Intellectual Property that is owned by Seller and used in the Business and (ii) all applications for registration of patents and trademarks that are owned by Seller and used in the Business.

(b)           Except as set forth on Schedule 5.13(b) of the Disclosure Schedules, (a) Seller owns or possesses free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances all right, title and interest to the Purchased Intellectual Property or any proprietary right therein and the right to transfer same; (b) the validity of the Purchased Intellectual Property or any proprietary right therein is not the subject of any adverse claim, dispute, controversy or challenge received by Seller in writing; (c) any registration of the Purchased Intellectual Property is in full force and effect and will not require any maintenance filing to keep such rights valid within the next six (6) months; (d) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) breach, violate or conflict with in any material respect any instrument or agreement governing the Purchased Intellectual Property or any proprietary right therein or (ii) in any way impair in any material respect the right of Purchaser to use, sell or license or dispose of the Purchased Intellectual Property or any proprietary right therein; and (e) to the Knowledge of Seller no third party is infringing on the Purchased Intellectual Property or any proprietary right therein where such infringement could materially limit the protection afforded the Purchased Intellectual Property or Purchaser’s ability to the use, sale, license, sublicense or disposition of the Purchased Intellectual Property or any proprietary right therein or prevent the future enforcement of such proprietary rights.  The Purchased Contracts are in full force and effect and include all licenses, sublicenses and other agreements pursuant to which a third party authorizes Seller to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property relating solely to the Business (collectively, the “Intellectual Property Licenses”).  Seller has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property License to which Seller is a party or by which it is bound.  Seller has taken commercially reasonable steps to protect, safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Purchased Intellectual Property.

5.14          Material Contracts.

(a)           Schedule 5.14(a) of the Disclosure Schedules sets forth a list of all of the following Contracts to which Seller is a party or by which Seller is bound and that are related to the Business or by which the Purchased Assets may be bound or affected and that are Purchased Contracts (collectively, the “Material Contracts”):

(i)           Contracts involving an amount in excess of $75,000 to sell or supply products or to perform services (other than sale of Inventory or delivery of services pursuant to customer purchase orders in the Ordinary Course of Business consistent with past practice);

(ii)          Contracts involving an amount in excess of $75,000 for the future purchase of, or payment for, supplies, products or services (other than purchases of Inventory in the Ordinary Course of Business consistent with past practice);

(iii)         All employment or consulting Contracts involving an amount in excess of $50,000 annually;

(iv)         Each licensing agreement or other Contract with respect to the Purchased Intellectual Property to which Seller is a party or otherwise affecting the ownership of the Purchased Intellectual Property;

(v)          Partnership, collaboration or joint venture Contracts;

(vi)         Each Contract providing for payments or commissions in excess of $75,000 to or by any Person based on sales, purchases or profits of Seller;

(vii)        Each Contract containing covenants that in any way purport to restrict the business activity of Seller or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(viii)       Contracts relating to the incurrence of Indebtedness for borrowed money or the making of any loans;

(ix)          All outstanding standby letters of credit, guarantees, subordination and indemnity Contracts, whether or not entered into in the Ordinary Course of Business, under which Seller may become liable for or obligated to discharge, or any asset of Seller is or may become subject to the satisfaction of, any indebtedness, obligations, performance or undertaking of any other Person involving the potential expenditure by Seller after the Effective Date of more than $50,000 in any instance;

(x)           Each Contract (other than this Agreement) relating to the sale or other disposition of any of the Purchased Assets following the Effective Date;

(xi)          Each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business;

(xii)         Any Contract or agreement to which Seller is a party for the payment or receipt of license fees, commissions or royalties to or from any Person anticipated to be in excess of $50,000 per year;

(xiii)        Other Contracts involving an amount in excess of $100,000 and which cannot be terminated within one year without material cost; and

(xiv)        Each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b)           Except as set forth on Schedule 5.14(b) of the Disclosure Schedules, Seller has not received any written notice of any material default or event that with notice or lapse of time or both would constitute a material default by Seller under any Material Contract.

5.15          Employees and Labor Relations.

(a)           Schedule 5.15(a) of the Disclosure Schedules contains a true, complete and accurate list, as of the Effective Date, of the following information for each employee of Seller (other than Excluded Employees), including each employee who may be on a leave of absence or layoff status:  name; date of hire; job title; current compensation package (including any bonus, incentive, severance, profit-sharing or other contingent payments) and any material change in compensation since December 31, 2012; vacation, sick leave, personal and/or other accrued but unused paid time off accrued; and fringe benefits (including amount of service credited for purposes of vesting and eligibility to participate under any Seller Employee Benefit Plans).  Except as set forth on Schedule 5.15(a) of the Disclosure Schedules, there are no employment contracts pursuant to which Seller is obligated to make any payment to any Person.

(b)           Except as set forth on Schedule 5.15(b) of the Disclosure Schedules, Seller has no leased employees, independent contractors or consultants.

(c)           To the Knowledge of Seller, no Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such Employee and any other Person (a “Proprietary Rights Agreement”) that adversely affects (i) the performance of his or her current duties as a Employee, or (ii) the ability of Seller to conduct the Business, including any Proprietary Rights Agreement with Seller by any such Employee.

(d)           Except as set forth on Schedule 5.15(d) of the Disclosure Schedules or as would not have a Material Adverse Effect, there are no Proceedings which have been asserted or, to the Knowledge of Seller, threatened against Seller that relate to any Employee or Former Employee or applicant for employment or Seller’s labor or employment practices except to the extent the same would not have a Material Adverse Effect, including those for:  (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) alleged breach of contract or other claim arising under a collective bargaining agreement, other labor contract or individual agreement, or any other employment covenant whether express or implied; (v) alleged violation of any statute, ordinance, contract or regulation relating to meal or rest breaks, employee classification, minimum wages, maximum hours of work, overtime or any other laws regarding hours of work or payment of wages or compensation; (vi) alleged violation of occupational safety and health standards; or (vii) alleged violation of plant closing and mass layoff, immigration, recordkeeping, workers’ compensation, disability, unemployment compensation, whistleblower laws or other labor or employment laws.

(e)           Except where non-compliance would not have a Material Adverse Effect or except as set forth on Schedule 5.15(e) of the Disclosure Schedules, Seller is in, and has been since January 1, 2008, in material compliance with all applicable laws and regulations regarding labor and employment practices and policies, including those regarding:  (i) wages, salaries, commissions, overtime, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) breach of contract or other claim arising under a collective bargaining agreement, other labor contract or individual agreement, or any other employment covenant whether express or implied; (v) exercise of rights protected by the National Labor Relations Act of 1935 (as amended); (vi) meal and rest breaks, employee classification, minimum wages, maximum hours of work, overtime and any other laws regarding hours of work or the payment of wages or compensation; (vii) occupational safety and health standards; (viii) plant closing and mass layoff, immigration, recordkeeping, workers’ compensation, disability, unemployment compensation, and whistleblowing; and (ix) employee leave requirements.

(f)            Except as set forth on Schedule 5.15(f) of the Disclosure Schedules, there have not been any plant closings, mass layoffs, or other terminations of employees of Seller at any time which would create any obligations upon or liabilities for Seller under the WARN Act.

(g)           Except as set forth on Schedule 5.15(g) of the Disclosure Schedules, all Employees are lawfully authorized to work in the United States for Seller in accordance with applicable immigration laws.  Seller has taken all steps required by law to ensure that independent contractors are properly classified.  Seller is in compliance in all material respects with all Laws relating to the documentation and record keeping of their employees’ work authorization status.

(h)           Except as set forth on Schedule 5.15(h) of the Disclosure Schedules, Seller is not subject to any settlement Contract, conciliation agreement, letter of commitment, deficiency letter or consent decree with any Employee or former employee or applicant for employment, labor union or other collective bargaining representative, or any Governmental Body or arbitrator relating to claims of unfair labor practices, employment discrimination or other claims with respect to labor and employment practices and policies, and no Governmental Body or arbitrator has issued an Order with respect to the labor and employment practices or policies of Seller which have any present Material Adverse Effect (or would reasonably be likely to have any future Material Adverse Effect) on Seller or the labor and employment practices and policies of Seller.

(i)            Seller is not a party to any labor or collective bargaining agreement.

(j)            Except as set forth on Schedule 5.15(j) of the Disclosure Schedules, there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving Seller, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or group of employees of Seller, except in each case as would not have a Material Adverse Effect.

(k)           Seller is in compliance in all material respects with all Workers’ Compensation Laws, except as would not have a Material Adverse Effect.  All pending claims against Seller under each Workers’ Compensation Law are set forth on Schedule 5.15(k) of the Disclosure Schedules.

5.16          Litigation.

(a)           Except as set forth on Schedule 5.16(a) of the Disclosure Schedules, there is no pending Proceeding (i) that has been commenced by or against Seller or that otherwise relates to or that is reasonably likely to materially adversely affect the Business or Purchased Assets; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or any of the contemplated transactions hereunder; or (ii) that is related to any of the Governmental Authorizations.  No such Proceeding has been threatened in writing and to the Knowledge of Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.  The Proceedings listed on Schedule 5.16(a) of the Disclosure Schedules will not have a Material Adverse Effect.

(b)           Except as set forth on Schedule 5.16(b) of the Disclosure Schedules, there is no Order to which the Business or any of the Purchased Assets is subject or in respect of any Governmental Authorizations and to the Knowledge of Seller, no officer, manager, agent or employee of Seller is subject to any Order that prohibits such officer, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)           Seller is, and at all times has been, in material compliance with all of the terms and requirements of each Order to which the Business, or any of the Purchased Assets, is or has been subject.  To the Knowledge of Seller, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation of or material failure to comply with any term or requirement of any Order to which Seller or any of the assets owned or used by Seller is subject.  Seller has not received any written notice from any Governmental Body or any other Person regarding any material actual, alleged, possible or potential violation of, or material failure to comply with, any term or requirement of any Order to which the Business or the Purchased Assets are subject.

(d)           There are no existing Disputes between Seller and any Persons owning lands or realty adjoining any of the Owned Real Property or the Leased Real Property or, to the Knowledge of Seller, regarding adverse possession, the location of boundary lines, encroachments, water quality or quantity, flood damage, trespass, migration of Hazardous Materials, waste, transportation of materials, nuisances or any other similar matter.

5.17         Compliance with Law; Governmental Authorizations.

(a)           Except as set forth on Schedule 5.17(a) of the Disclosure Schedules:

(i)             Seller is, and has been since January 1, 2008, in compliance in all material respects with each Law that is or was applicable to it or to the conduct or operation of its Business or the ownership, lease, license, or use of any of its Purchased Assets;

(ii)            To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) that may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with any applicable Law, except for such violations or failures that would not, individually or in the aggregate, be reasonably likely to have Material Adverse Effect; and

(iii)           Seller has not received any written notice from any Governmental Body or any other Person, which has not already been previously remedied, regarding any actual material violation of, or material failure to comply with, any Law.

(b)           Schedule 5.17(b) of the Disclosure Schedules contains a complete and accurate list of each Governmental Authorization (including all Purchased Permits) that is held by Seller in respect of the Business or any of the Purchased Assets.  Each Governmental Authorization listed or required to be listed on Schedule 5.17(b) of the Disclosure Schedules is valid in all material respects and in full force and effect.  Except as set forth on Schedule 5.17(b) of the Disclosure Schedules:

(i)            To the Knowledge of Seller, no event has occurred or circumstance exists that may (with or without notice or lapse of time or both) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 5.17(b) of the Disclosure Schedules, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 5.17(b) of the Disclosure Schedules, except, in each case, as would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

(ii)           Except as would not be material to the Business, all applications required to have been filed for the timely renewal of the Governmental Authorizations listed or required to be listed on Schedule 5.17(b) of the Disclosure Schedules have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings, payments and fees required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(iii)           The Governmental Authorizations listed on Schedule 5.17(b) of the Disclosure Schedules collectively constitute all of the Governmental Authorizations necessary to allow Seller to lawfully conduct and operate in all material respects the Business in the manner the Business was conducted and operated by Seller prior to the consummation of the transactions contemplated hereunder and to allow Seller in all material respects to own and use its Purchased Assets in the manner in which Seller owned and used the Purchased Assets prior to the consummation of the contemplated transactions.

5.18         Environmental Matters.  Except as set forth on Schedule 5.18 of the Disclosure Schedules hereto and except in each case as would not have Material Adverse Effect:

(a)           The Knowledge of Seller, Seller is, and has been since January 1, 2008, in compliance with, and has not been since January 1, 2008 and is not in violation of, and has not been held or found liable for any Damages by any Governmental Body under, any applicable Environmental Law.  Seller has not received any actual or threatened citation, directive, written notice, Order, written demand, summons, or written inquiry, written warning or other written communication from (i) any Governmental Body or private citizen purporting to act in the public interest, or (ii) the current or prior owner of any adjoining properties to Seller’s Owned Real Property or Leased Real Property, of or concerning any actual, potential or claimed violation of or failure to comply with any Environmental Law, or of or concerning any actual, threatened or claimed obligation to undertake or bear the cost of any Liabilities arising under Environmental Law with respect to any property, including but not limited to any waste disposal facility, from, to or at which Hazardous Materials were transported, generated, imported, processed, manufactured, treated, stored, handled, refined, used, transferred, disposed, discharged, Released, recycled or received by Seller or by any other Person for whose conduct Seller is, held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)           There are no pending or to the Knowledge of Seller, threatened, claims, or Liens (other than Permitted Liens) resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting (i) any of the Purchased Assets, or (ii) the Business.

(c)           Seller has not received, any citation, written directive, written notice, Order, written demand, summons, or written warning or other written communication that relates to any alleged, actual or potential violation of or failure to comply with any Environmental Law with respect to (i) any of the Purchased Assets, (ii) the Business, or (iii) any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, processed, imported, used, owned, processed or possessed by Seller, or by any other Person for whose conduct Seller is held responsible, have been transported, whether for treatment, storage, disposal, recycling, reclamation or otherwise, including any claim against any state or federal underground storage tank cleanup response fund.

(d)           To Seller’s Knowledge, there has been no Release or Threat of Release of any Hazardous Materials at or from the Owned Real Property or Leased Real Property or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed by Seller that is required to be remediated or otherwise addressed by Seller pursuant to applicable Environmental Law which Release or Threatened Release has not been remediated or otherwise addressed in compliance with the applicable Environmental Laws of the relevant Governmental Bodies with jurisdiction.  To the Knowledge of Seller, documentation of such remediation or compliance, to the extent in the possession of Seller, has been made available to Purchaser pursuant to Section 5.18(e) hereof.

(e)           To Seller’s Knowledge, Seller has delivered, or made available, to Purchaser copies of all material reports, correspondence from Governmental Bodies, and the results of all material studies, analyses, tests and monitoring, possessed by Seller and (i) pertaining to the Release of Hazardous Materials in, on or under Seller’s Owned Real Property or Leased Real Property, or (ii) concerning non-compliance by Seller, or any other Person for whose conduct Seller is responsible, with Environmental Laws.

(f)           The representations and warranties contained in this Section 5.18 are the sole and exclusive representations and warranties of Seller pertaining or relating to any environmental, health or safety matters, including any arising under Environmental Laws.

5.19         Insurance.  Schedule 5.19 of the Disclosure Schedules sets forth a true and complete list of all policies, binders or insurance contracts under which Seller or any of the Purchased Assets is currently insured (the “Insurance Policies”) and has been insured for the three (3) years preceding the Effective Date.  With respect to each Insurance Policy, Schedule 5.19 of the Disclosure Schedules sets forth a true and correct description of (a) the current scope of coverage, (b) the current limits of liability, (c) the current deductibles and other similar amounts, (d) the aggregate limits and available coverage (if less than the aggregate limits) as of the Effective Date and (e) the loss experience under each Insurance Policy for the three (3) years preceding the Effective Date and as valued within sixty (60) days of the Effective Date.  The Insurance Policies of Seller are sufficient for compliance with all Legal Requirements applicable to Seller and Contracts to which Seller is a party or by which Seller is bound and otherwise provide a level of coverage that is customary in the industry in which Seller operates.  Except as set forth on Schedule 5.19 of the Disclosure Schedules, (i) each of the Insurance Policies is in full force and effect and will continue in full force and effect until the consummation of the transactions contemplated hereunder, (ii) each Insurance Policy has been issued by an insurer with an A.M. Best rating of “A-IX” or better, and (iii) there has been no written notice of any cancellation or any threatened cancellation of any Insurance Policy.  All premiums relating to the Assigned Insurance Policy have been paid in full, and on a timely basis, and the Assigned Insurance Policy is in full force and effect and will continue in full force and effect until the expiration of the stated term of coverage of such policy.

5.20         Financial Advisors.  Except as set forth on Schedule 5.20 of the Disclosure Schedules, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment in respect thereof.

5.21         Customers and Suppliers.  Schedule 5.21 of the Disclosure Schedules contains a list of the top ten customers of Seller (determined on the basis of revenues) for the fiscal year ended December 31, 2011 and the nine-month period ended September 30, 2012 (“Material Customers”) and a list of the top ten suppliers of Seller (determined on the basis of the cost to Seller of items or services purchased by Seller) for the fiscal year ended December 31, 2011 and the nine-month period ended September 30, 2012 (“Material Suppliers”).  Since December 31, 2012, as of the Effective Date (i) Seller has not received any written notice from a Material Customer or Material Supplier that it will stop or materially decrease the rate of supplying or purchasing products to or from the Business from and after the Closing and (ii) to the Knowledge of Seller, none of the Material Customers or Material Suppliers has a current intention to suspend deliveries or to cancel, terminate or otherwise materially and adversely modify their business dealings with the Business.

5.22         Relationships with Affiliates.  Except as set forth on Schedule 5.22 of the Disclosure Schedules, no Affiliate of Seller has, or since September 30, 2012, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the Business of Seller, including the Purchased Assets (other than ownership of equity securities of Seller).  There have been no transactions, agreements, arrangements or understandings between Seller and Affiliates of Seller that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Exchange Act of 1934, as amended, and that has not been so disclosed.

5.23         No Material Adverse Effect.  Since September 30, 2012, there has not been any Material Adverse Effect and no event has occurred or circumstance exists that is reasonably likely to result in such a Material Adverse Effect.

5.24         No Other Representations or Warranties; Schedules.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES HERETO), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES HERETO), SELLER (I) EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE PURCHASED ASSETS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND (II) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF THEIR AFFILIATES).  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS.  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that as of the Effective Date and as of the Closing Date as follows:

6.1           Organization and Good Standing.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite  limited liability company power and authority to own, lease and operate its properties and to carry on its business.

6.2           Authorization of Agreement.  Purchaser has full limited liability company power and authority to execute and deliver this Agreement and each Transfer Document.  The execution, delivery and performance by Purchaser of this Agreement and each Transfer Document have been duly authorized by all necessary limited liability company action on behalf of Purchaser.  This Agreement has been, and each Transfer Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Transfer Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

6.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 6.3 of the Disclosure Schedules, none of the execution and delivery by Purchaser of this Agreement or the Transfer Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of formation (or other organizational or governing documents) of Purchaser, (ii) any Contract to which Purchaser is a party or by which Purchaser or its properties or assets are bound, or (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or any applicable Law.

(b)           No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the compliance by Purchaser with any of the provisions hereof, the consummation of the transactions contemplated hereby, or for Purchaser to conduct the Business, except for such consents, waivers, approvals or authorizations the failure of which to obtain would not have a material adverse effect upon Purchaser’s ability to consummate the transactions contemplated by this Agreement.

6.4           Litigation.  There are no Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby.  Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.5           Financial Advisors.  Except as set forth on Schedule 6.5 of the Disclosure Schedules, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6           Financial Capability.  Purchaser (i) has, and will have at Closing, sufficient internal funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has the financial resources to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such financial resources.

ARTICLE VII

COVENANTS

7.1           Conduct of Seller’s Business.  From and after the Effective Date and prior to the Closing, or the earlier termination of this Agreement in accordance with Article IX, except (i) as set forth on Schedule 7.1 of the Disclosure Schedules, (ii) as otherwise contemplated by this Agreement or (iii) as Purchaser may otherwise consent to in writing, Seller will:

(a)           conduct the Business only in the Ordinary Course of Business, and use commercially reasonable efforts to preserve intact the Purchased Assets, the Business, and related relationships with customers, suppliers and other third parties, which efforts shall include, but not be limited to, the timely hiring, consistent with Seller’s past practices, of new employees who are reasonably qualified to fill any vacated positions, at Seller’s typical compensation rates, to replace any employees whose employment by Seller has been terminated for any reason to the extent necessary to conduct Business in the Ordinary Course of Business;

(b)           maintain the Purchased Assets in a manner that complies with all requirements of applicable Law and is consistent in all material respects with its Ordinary Course of Business;

(c)           not incur, create or assume any Lien, other than Permitted Liens, with respect to any assets that would constitute Purchased Assets;

(d)           not dispose of any assets outside of the Ordinary Course of Business that would constitute Purchased Assets having a value in excess of $25,000 in the aggregate;

(e)            not undertake or commit to any capital expenditures in an amount in excess of $75,000 in the aggregate;

(f)            not enter into any collective bargaining agreement with respect to any employee of the Business;

(g)            not amend, except in the Ordinary Course of Business, any material term of, or waive any material right under, or terminate, or renew on any different terms any Material Contract; and not cease from complying with and enforcing the terms of the Material Contracts in a manner consistent in all material respects with the manner in which they are being complied with or enforced as of the Effective Date;

(h)           not make any change in any method of accounting or accounting practice or policy used by Seller or the Business in the preparation of its financial statements, other than such changes as are required by GAAP or applicable Law;

(i)            not amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents) or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction, except in accordance with the terms hereof;

(j)            not acquire by merger, consolidation, or otherwise, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or any Person or entity or division thereof;

(k)           not take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in any representation and warranty of Seller set forth in this Agreement becoming untrue in any material respect;

(l)            not enter into any settlement or release with respect to any material Proceeding relating to the Business, unless such settlement or release contemplates only the payment of money without admission of wrongdoing or misconduct and results in an absolute release of the Business relating to such Proceeding; and

(m)          not authorize any of, or commit, resolve or agree to take any of, the actions described in clauses (c) – (l) above.

7.2           Confidentiality as to Seller’s Confidential Information.  Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other Confidential Information provided to it by Seller or its Representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

7.3           Noncompete; Nonsolicitation; Nondisparagement; Confidentiality.  In order to induce Purchaser to enter into the transactions contemplated hereby, Seller agrees to the provisions of this Section 7.3, as follows:

(a)           During the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller agrees that it will not at any time during such period, directly or indirectly (except for Purchaser and/or its Affiliates and then only as authorized by Purchaser): (i) create, establish or form or obtain an ownership interest in, or assist any Person in creating, establishing or forming, a Person that is engaged in the Antibody and Assay Design Business (as defined below) within the Non-Compete Area (as defined below), or provide to any such Person any services (as a consultant or otherwise) similar to or of the same nature as the services provided by Purchaser or any Affiliate thereof or Seller; provided, however, that this restriction shall not prohibit Seller from owning less than three percent (3%) of the equity securities of any such Person that is a publicly traded company; or (ii) create, establish or form or obtain an ownership interest in, or assist any Person in creating, establishing or forming, a Person that owns an Antibody and Assay Design Business within the Non-Compete Area, or provide to any such Person any services (as a consultant or otherwise) similar to or of the same nature as the services provided by Purchaser, or any Affiliate, or by Seller; provided, however, that this restriction shall not prohibit Seller from owning less than three percent (3%) of the equity securities of any such Person that is a publicly traded company.  For purposes hereof, the term “Antibody and Assay Design Business” means the design, development and production of antibodies and assays for the life sciences market; and the term “Non-Compete Area” means the area within the continental United States.

(b)           During the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, Seller agrees that it will not during such period, and will cause each of its respective Controlled Affiliates not to, without the prior written consent of Purchaser, directly or indirectly, induce or attempt to induce any such employee or officer to leave his or her employment with Purchaser; provided, however, that nothing herein shall limit or restrict Seller’s ability to hire any employee or officer who responds to a general solicitation by Seller.

(c)           During the  period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller will not during such period, and will cause each of its respective Controlled Affiliates not to, without the prior written consent of Purchaser, directly or indirectly, for its own account or on behalf of any other Person, in any way solicit or intentionally interfere with, disrupt or attempt to disrupt, any relationships between Purchaser and any customers, subcontractors, suppliers, or other Persons with whom it deals.

(d)           Purchaser and Seller each agree that at any time, it will not disparage the other or any manager, officer, director, member, equity holder, employee, consultant or agent of the other in their respective capacities as such.

(e)           Seller shall maintain the confidentiality of (i) confidential or proprietary information, knowledge or data regarding Seller, including, but not limited to, any facts, information, know-how, processes, drawings, software, customer lists, pricing lists, accounts, financial dealings, transactions, intangibles, processes, plans, proposals or confidential matters relating solely to the Business or the Purchased Assets, or (ii) trade secrets regarding Seller; provided that this Section 7.3(e) shall not apply to information: (A) that becomes available to Seller after the Closing Date from a source other than Purchaser, Seller or any of their respective Representatives (and not as a result of a violation of a contractual restriction or fiduciary duty); or (B) that was or becomes generally available to the public (and not as a result of a violation of a contractual restriction or fiduciary duty).  Notwithstanding the preceding sentence, Seller may, and may permit, disclosure of such information (v) to its Representatives; (w) in connection with any litigation concerning the rights and obligations of the parties to this Agreement; (x) in response to any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process); (y) if required by a Governmental Body; or (z) to avoid violating any applicable Law; provided that Seller will, to the extent practicable, promptly notify Purchaser thereof and cooperate with Purchaser at Purchaser’s reasonable request and cost if Purchaser should seek to obtain an Order that confidential treatment will be accorded to such information.

(f)            Seller acknowledges and agrees that the restrictions set forth in this Section 7.3 are necessary to protect the legitimate business interests of Purchaser, including preservation of the goodwill that Seller is conveying hereunder.  Seller further acknowledges that all of the restrictions in this Section 7.3 are reasonable in all respects, including duration, geographical limitation and scope of activity restricted and no greater than necessary to protect Purchaser’s legitimate business interests.  In the event that it is judicially determined that the restrictions set forth in this Section 7.3 are overly broad, such restrictions will be reformed to the extent necessary to make such restrictions reasonable.  Seller agrees that each of the covenants contained in this Section 7.3 shall be construed as separate agreements independent of any other provision of this Agreement or of any other agreement between Seller and Purchaser.  Seller agrees that the existence of any claim or cause of action by Seller against Purchaser or any other entity, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants and restrictions contained in this Section 7.3.  Seller acknowledges that an actual breach, or threatened breach, by Seller of the provisions of this Section 7.3 shall cause irreparable harm to Purchaser, which harm may not be fully redressed by the payment of damages to Purchaser.  Accordingly, Purchaser shall be entitled, in addition to any other right or remedy it may have at law or in equity, to seek an injunction enjoining or restraining Seller from any breach or threatened breach of this Section 7.3.  Moreover, in the event of a breach by Seller of this Section 7.3, the term of this covenant will be extended by the period of the duration of such breach.

7.4           Efforts.  During the period from the Effective Date to the Closing Date, each of Seller and Purchaser shall use its commercially reasonable efforts to cause the conditions set forth in Section 8.2 and Section 8.3, respectively, to be satisfied as soon as practicable and to cooperate in good faith to consummate the transactions contemplated hereby as soon as possible.

7.5           Books and Records.   Seller acknowledges and agrees that, from and after the Closing, Purchaser will be entitled to originals or copies of all Books and Records.  Seller will, on the Closing Date, deliver to Purchaser such originals or copies of all such Books and Records.

7.6           Access and Investigation.   Prior to the Closing Date, and upon reasonable notice from Purchaser, Seller shall, and shall cause its Representatives to, (a) afford Purchaser and Purchaser’s Representatives reasonable and free access (but with escort, if required by Seller), during regular business hours (and in a manner not disruptive to Seller’s conduct of its businesses), to Seller, Seller’s personnel, and the Purchased Assets (including the Purchased Contracts, the Owned Real Property, and the Leased Real Property), (b) furnish Purchaser with copies of all such Purchased Contracts as Purchaser may reasonably request, (c) furnish Purchaser with such additional financial, operating, and other relevant data and information as Purchaser may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the Business, condition (financial or otherwise), assets, results of operations, or prospects of Seller.  In addition, only after prior written approval by Seller (in Seller’s reasonable discretion which shall not be unreasonably withheld, delayed, or conditioned), Purchaser shall have the right to have the Purchased Assets inspected by Purchaser’s Representatives, at Purchaser’s sole cost and expense, including the performance of subsurface or other non-intrusive testing of the Owned Real Property and the Leased Real Property.

7.7           Preservation of and Access to Records.  Purchaser agrees that it shall preserve and keep the records held by it or its Affiliates relating to the Business for a period of five years from the Closing Date and shall make such records and personnel available to Seller as may be reasonably required by Seller in connection with, among other things, any insurance claims by, Proceedings or Tax audits against or governmental investigations of Seller or any of its Affiliates or in order to enable Seller or  to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  Such availability shall include reasonable access upon reasonable advance notice to Purchaser, subject to restrictions under applicable Law, to the Books and Records transferred to Purchaser to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of Seller or its Affiliates in respect of periods ending on or prior to Closing, or in connection with any Proceedings during such five-year period.  Seller shall be entitled, at its sole cost and expense, to make copies of the Books and Records to which they are entitled to access pursuant this Section 7.7.  In the event Purchaser wishes to destroy such records after that time,  Purchaser shall first give 45-days prior written notice to Seller and Seller shall have the right at its option and expense, upon prior written notice given to such party within that 45-day period, to take possession of the records within 75 days after the date of such notice.

7.8           Notice of Breach.

(a)           Prior to the Closing Date, Seller shall promptly provide notice to Purchaser of any breach of any representation or warranty of Seller or any fact or circumstance that, to the Knowledge of Seller, would or would reasonably be likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of such fact or circumstance.  Should any such breach relate to Seller’s Disclosure Schedules, Seller shall promptly deliver to Purchaser a supplement to the Disclosure Schedules.  No such notice or delivery will be deemed to have cured any breach of any representation or warranty or affect any right or remedy of Purchaser under this Agreement (including Purchaser’s rights hereunder to indemnification).

(b)           Prior to the Closing Date, Seller shall promptly provide notice to Purchaser of any breach of any covenant of Seller or any fact or circumstance that could make the satisfaction of any condition in Section 8.2 impossible.  No such notice will be deemed to have cured any breach of any covenant or affect any right or remedy of Purchaser under this Agreement (including Purchaser’s rights hereunder to indemnification).

7.9           Risk of Loss.  In the event of a material loss to all or substantially all of the Purchased Assets prior to or on the Closing Date or condemnation of any of the Purchased Assets prior to or on the Closing Date such that the conditions in Section 8.2(d) is incapable of being satisfied, Purchaser shall be entitled, upon completion (if at all) of the transactions contemplated hereby in accordance with the terms and subject to the conditions hereof, to all insurance proceeds collectible by reason of such loss or damage and/or any funds received in connection with any such condemnation; provided, however, that Purchaser shall not be entitled to indemnification or reimbursement hereunder for any amount relating to any such loss to the extent Purchaser has already been actually compensated or reimbursed for such amount under any other provision of this Agreement (including, for the avoidance of doubt, this Section 7.9), it being the intent of the parties that Purchaser not have any right hereunder to recover such amount more than once.

7.10         Publicity.  Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by applicable Law by the terms of this Agreement or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

7.11         Tradename. As soon as reasonably practicable (and, in any event, within 30 days after the Closing), Seller shall, and shall cause its Affiliates to, cease to use any written materials, including labels, packing materials, letterhead, advertising materials and forms, in each case which include the words “SDIX” (or any reasonably similar phrase or abbreviation thereof) and, accordingly, Purchaser hereby consents to the use by Seller and its Affiliates of the words “SDIX” (or any reasonably similar phrase or abbreviation thereof) on such written materials for such 30-day (or shorter) period.  Seller acknowledges and agrees that, after the Closing, it and its respective Affiliates shall not have the right to use the word “SDIX” (or any reasonably similar phrase or abbreviation thereof) other than to identify the Purchaser’s Business in a lawful manner.

(b)           As soon as reasonably practicable (and, in any event, within 60 days after the Closing), Seller shall change and shall cause (and shall continue after the Closing to cause) any of its Affiliates to change Seller’s and its Affiliates’ assumed names, ticker symbol or other “doing business as” names that includes the word “SDIX” to names that do not include the word “SDIX” or any other name or abbreviation that is reasonably likely to be confused with “SDIX”.

(c)           Seller shall amend its Organizational Documents and take all other actions necessary to change its name to one sufficiently dissimilar to “Strategic Diagnostics, Inc.”

7.12         Preparation of the Proxy Statement; Stockholder Meeting.

(a)           Seller shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Seller in connection with the meeting of the stockholders of Seller to approve and adopt this Agreement and the transactions contemplated hereby (the “Seller Stockholders Meeting”) as promptly as practicable following the Effective Date.  In furtherance of the foregoing, Purchaser shall provide to Seller any information regarding Purchaser required for inclusion in the Proxy Statement as Seller may reasonably request.  Seller shall thereafter use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed as promptly as practicable after the Proxy Statement is cleared by the SEC (or following such time as the SEC may advise that it will not review and/or provide comments with respect to the Proxy Statement).  Seller shall keep Purchaser reasonably informed of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Purchaser with copies of all correspondence between Seller and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the transactions contemplated by this Agreement.  In the event that Seller receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Purchaser shall provide to Seller upon a reasonable request made by Seller, any information regarding Purchaser that is required for inclusion in the response of Seller to such comments or such request.

(b)           Seller shall (i) as soon as practicable following the date on which the Proxy Statement is cleared by the SEC (or following the date upon which the SEC advises that it will not review and/or provide comments with respect to the Proxy Statement), establish a record date for and duly call the Seller Stockholders Meeting, (ii) duly give notice of the Seller Stockholders Meeting and convene and hold the Seller Stockholders Meeting as soon as practicable (and shall not change such record date without the prior written consent of Purchaser, not to be unreasonably withheld), and (iii) use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and take all such other action reasonably necessary or advisable to secure such approval.  Seller may adjourn or postpone the Seller Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Seller or, if as of the time for which the Seller Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of capital stock represented (either in person and/or by proxy) to constitute a quorum necessary to conduct business at such meeting.  Seller shall, through its board of directors (the “Board”), recommend to its stockholders that such stockholders vote in favor of and adopt and approve this Agreement and the transactions contemplated hereby at the Seller Stockholders Meeting, and the Proxy Statement shall include a statement to the effect that the Board has recommended that the stockholders of Seller vote in favor of and adopt and approve this Agreement and the transactions contemplated hereby at the Seller Stockholders Meeting (the “Seller Board Recommendation”).  Upon termination of this Agreement by Seller pursuant to Section 9.1(a)(vi), and payment of the Termination Fee to Purchaser in accordance with such section and Section 9.3(a), the obligations of Seller under this Section 7.12 shall terminate immediately.  Subject to Section 7.13, neither Seller nor the Board shall (i) withdraw or modify the Seller Board Recommendation in a manner adverse to Purchaser, fail to reaffirm, without qualification, the Seller Board Recommendation, or fail to state publicly, without qualification, that this Agreement and the transactions contemplated hereby are in the best interests of Seller, within five Business Days after Purchaser reasonably requests in writing that such action be taken, (ii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to the securities of Seller shall have been commenced, that the Board recommends rejection of such tender offer or exchange offer, (iii) fail to issue, within 10 Business Days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) resolve or propose to take any action described in clauses (i) through (iv) of this sentence.

7.13          No Solicitation of Transactions; Change of Seller Board Recommendation.

(a)           Subject to Section 7.13(b), from and after the Effective Date until the Closing or, if earlier, the termination of this Agreement in accordance with Article IX, Seller shall not, and shall instruct its Representatives not to, directly or indirectly, (i) initiate, solicit, encourage, induce, or facilitate the making, submission, or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding Seller, the Business, or the Purchased Assets to any Person in connection with, or in response to, an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of facilitating or that could reasonably be expected to lead to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal.  Seller shall, and shall direct its Representatives to, cease and cause to be terminated any discussion or negotiation with any Persons conducted prior to the Effective Date by the Seller or any of its Representatives with respect to any Acquisition Proposal. Notwithstanding anything to the contrary herein, Seller may refer any third party to this Section 7.13.

(b)           Notwithstanding anything to the contrary contained in Section 7.13(a), if, at any time following the Effective Date and prior to Seller securing the Required Stockholder Vote, (i) Seller has received a bona fide written Acquisition Proposal from a third party that did not result from a material breach of this Section 7.13 and (ii) Seller’s Board or any committee thereof determines in good faith, after consultation with its financial advisors or outside counsel, that such Acquisition Proposal constitutes or may lead to a Superior Proposal, then Seller may, subject to compliance with this Section 7.13(b) and Section 7.13(c), (A) furnish information with respect to Seller to such Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations (including the solicitation of any revised Acquisition Proposals) with such Person making such Acquisition Proposal and its Representatives regarding the terms of such Acquisition Proposal or otherwise take any other action designed to, or that would knowingly facilitate the making of such Acquisition Proposal; provided that, (1) neither Seller nor any Representative of Seller shall have violated in any material respect any of the restrictions set forth in this Section 7.13, (2) Seller’s Board concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for Seller’s Board to comply with its fiduciary obligations to Seller’s stockholders under applicable law, (3) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Seller gives Purchaser written notice of Seller’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and Seller receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Seller and containing “standstill” provisions reasonably satisfactory to Purchaser, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, Seller furnishes such nonpublic information to Purchaser (to the extent such nonpublic information has not been previously furnished by Seller to Purchaser).  Without limiting the generality of the foregoing, Seller acknowledges and agrees that any violation of or the taking of any action inconsistent in any material respect with any of the restrictions set forth in the preceding sentence by any Representative of Seller, whether or not such Representative is purporting to act on behalf of Seller, shall be deemed to constitute a breach of this Section 7.13 by Seller.

(c)           Seller shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that Seller reasonably believes could lead to an Acquisition Proposal or any request for nonpublic information) notify Purchaser if Seller receives any written Acquisition Proposal, any inquiry or indication of interest that Seller reasonably believes could lead to an Acquisition Proposal or any request for nonpublic information relating to Seller or the Business (including a reasonably detailed summary of the terms thereof), and shall keep Purchaser fully informed of the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(d)           Seller agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Seller is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Purchaser.  Seller also will promptly request each Person that has executed a confidentiality agreement within 12 months prior to the Effective Date, in connection with its consideration of a possible acquisition transaction or equity investment, to return all confidential information heretofore furnished to such Person by or on behalf of Seller or certify in writing as Destroyed, within sixty (60) days of receipt of Seller’s request, all tangible items containing any of Seller’s confidential information that are held by that Person or its employees, agents or contractors.  “Destroy/Destroyed” means, with respect to the subject confidential information, destruction of such information through shredding, pulverizing, burning, destruction or erasure (in the case of electronic media), or other methods such that it cannot practicably be read or reconstructed.

(e)           Except as set forth in this Section 7.13, neither Seller’s Board nor any committee thereof shall (i) approve, recommend, or declare advisable or publicly propose to approve, recommend, or declare advisable any Acquisition Proposal, or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, or the abandonment, termination or failure to consummate the transactions contemplated by this Agreement, or (ii) withdraw or modify, in a manner adverse to Purchaser, or publicly propose to withdraw or modify, in a manner adverse to Purchaser, the Seller Board Recommendation (any action set forth in the foregoing clauses (i) or (ii), a “Change of Seller Board Recommendation”).

(f)            Notwithstanding anything to the contrary contained in Section 7.13(e), at any time prior to obtaining the Required Stockholder Vote, Seller’s Board or any committee thereof may make a Change of Seller Board Recommendation if (i) after the Effective Date, an unsolicited, bona fide, written offer or to effect a transaction of the type referred to in the definition of the term “Superior Proposal” made to Seller and is not withdrawn; (ii) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach in any material respect of (or any action materially inconsistent with) this Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which Seller has any rights or obligations; (iii) at least two Business Days prior to any meeting of Seller’s Board at which Seller’s Board will consider and determine whether such offer is a Superior Proposal, Seller provides Purchaser with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by Seller’s Board (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer; (iv) Seller’s Board determines in good faith, after obtaining and taking into account the advice of an independent financial advisor, that such offer constitutes a Superior Proposal; (v) Seller’s Board does not effect, or cause Seller to effect, a Change of Seller Board Recommendation at any time within two Business Days after Purchaser receives written notice from Seller confirming that Seller’s Board has determined that such offer is a Superior Proposal; (vi) during such two Business Day period, if requested by Purchaser, Seller engages in good faith negotiations with Purchaser to amend this Agreement in such a manner that, following such amendment(s), the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (vii) at the end of such two Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Purchaser as a result of the negotiations required by clause (vi) or otherwise); and (viii) Seller’s Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.

(g)           Nothing contained in this Section 7.13 shall prohibit Seller or Seller’s Board or any committee thereof from (i) disclosing to the stockholders of Seller a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, provided that this clause (i) shall not be deemed to permit Seller’s Board to make a Change in Seller Board Recommendation or take any of the actions referred to in the last sentence of Section 7.12(b), except to the extent permitted by Section 7.13(f) or (ii) making any disclosure to the stockholders of Seller if Seller’s Board or any committee thereof determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with applicable Law.

(h)           Seller shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

7.14         Employees.

(a)           No fewer than ten (10) Business Days prior to the Closing Date, Purchaser shall offer employment to all Employees (other than the Employees listed or holding the job titles listed on Schedule 7.14(a), hereinafter referred to as the “Excluded Employees”), including Employees who are absent due to vacation, sick leave, family leave, short-term disability or any other approved leave or absence, on such terms and conditions as described in this Agreement, such employment to be contingent upon and effective immediately following the Closing.  Such offer of employment by Purchaser shall be bona fide, which Purchaser shall have no current intention to change, on an at-will basis on terms and conditions as Purchaser, in its sole discretion, shall determine; provided, however, that such offer shall be (i) at a level of compensation (including, base salary and bonus) at least equal to the level of compensation then in effect for Employee, (ii) at a position in which Employee’s authority, duties and responsibilities are not materially less than those then in effect and (iii) at a principal office location not more than fifty (50) miles from such Employee’s principal office location as then in effect.  Purchaser has the option to offer Excluded Employees employment if it so chooses, but it is not obligated to.  In no event shall the number of Excluded Employees exceed the fifteen (15) individuals, as identified on Schedule 7.14(a).  The Employees who accept Purchaser’s offer of employment and commence employment with Purchaser shall be referred to, collectively, as “Transferred Employees”.

(b)           On the date of the Closing, effective immediately before the Closing, Seller will terminate the employment of all Transferred Employees.

(c)           Except as otherwise provided in Section 7.14(d) below, it is understood and agreed that any offer of employment made by Purchaser to employees of Seller (employees receiving such offers, the “Hired Employees”) shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Purchaser or its Affiliates to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual written agreements or written offers of employment.  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser and its Affiliates to terminate, reassign, promote or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Hired Employees.

(d)           As of the Closing Date, Purchaser or its Affiliates shall assume each agreement listed on Schedule 7.14(d), including each Retention and Severance Agreement (collectively, the “Retention and Severance Agreements”), and the obligations and liabilities provided thereunder, provided that the applicable employee to which such Retention and Severance Agreement applies (i) shall have executed and delivered an agreement (in each case, a “Clarification Agreement”) in form and substance reasonably satisfactory to Purchaser that amends and clarifies certain provisions in such employee’s original Retention and Severance Agreement and (ii) such employee accepts “Comparable Employment” (as defined in the applicable Clarification Agreement) with Purchaser in accordance with Section 7.14(a) above for the period starting immediately after the Closing.

(e)           Seller shall be solely responsible for (and each of the following shall be deemed to be Excluded Liabilities for purposes of this Agreement):  (i) the payment of all wages and other compensation (including commissions, bonuses and incentive compensation) due or which may become due to any of their respective employees (including the Hired Employees) as a result of the work performed for Seller through the close of business on the Closing Date, including a pro-rata portion of any accrued but unpaid/unused compensation which does not accrue (either in full or in part) and/or is not payable until after the Closing; and (ii) the payment of any termination or severance payments arising prior to or as of the Closing Date.

(f)           Seller shall retain all Liability for all vacation and paid time off accrued by Hired Employees for the 2012 calendar year, including any amounts that were accrued for the 2012 calendar year which such Hired Employees were permitted to carry over to the 2013 calendar year pursuant to Seller’s vacation and paid time off policies and for the period beginning January 1, 2013 through the Effective Date, and in each case, not used prior to Closing Date.  Purchaser or its Affiliates shall recognize and assume all Liability for, and shall credit each Hired Employee for, all vacation and paid time off accrued by Hired Employees for the period beginning on the Effective Date through the Closing Date (excluding any amounts that were accrued for the 2012 calendar year which such Hired Employees were permitted to carry over to the 2013 calendar year pursuant to Seller’s vacation and paid time off policies).

(g)          The Purchaser and the Seller hereby acknowledge and agree that the transactions contemplated by this Agreement will result in “relevant transfers” in the UK within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”).   The Purchaser shall use all reasonable endeavors to comply with its obligations under TUPE and to assist the Seller with complying with its obligations under TUPE, including, but not limited to, the Purchaser and the Seller’s respective obligations under Regulation 13 of TUPE (duty to inform and consult representatives).

7.15          Tax Matters.

(a)           Tax Cooperation.  Seller and Purchaser shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business (including access to Books and Records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return.  Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Business.

(b)           Payment of Sales, Use or Similar Taxes; Income Taxes.  Purchaser and Seller shall each pay 50% of all sales Taxes applicable to the Purchased Assets and for all other applicable sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges (including real property transfer Taxes, UCC-3 filing fees, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) in connection with the transactions contemplated by this Agreement (other than Taxes measured by or with respect to income imposed on Seller or its Affiliates) (“Transfer Taxes”).  Purchaser and Seller shall each pay 50% of all such Transfer Taxes when due, and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join the execution of any such Tax Returns and other documentation.  Without duplication of any other rights to recovery provided for in this Agreement, Seller shall pay all income (or similar) Taxes, if any, incurred as a result of the transactions contemplated hereby, regardless of the party on which such Taxes are imposed by Law and shall timely file (or cause to be filed) all Tax Returns with respect to such Taxes.

(c)           Proration.  All real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for Taxable periods beginning on or before, and ending after, the Closing Date, shall be prorated between Purchaser, on the one hand, and Seller, on the other hand, as of the close of business on the Closing Date on a daily basis.  Without duplication of any other rights to recovery provided for in this Agreement, Seller shall be responsible for all such Taxes and fees on the Purchased Assets accruing under such daily proration methodology during any period up to and including the Closing Date.  Purchaser shall be responsible for all such Taxes and fees with respect to the Purchased Assets accruing during any period beginning after the Closing Date.  With respect to Taxes described in this Section 7.15(c), Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due on or after the Closing Date with respect to such Taxes.  If one Party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 7.15(c) and such payment includes the other Party’s share of such Taxes, such other Party shall promptly reimburse the remitting party for its share of such Taxes.

7.16          Purchaser’s Name.  In the event this Agreement is terminated in accordance with Section 9.1, (a) as promptly as practicable (but in any event no later than five days following such termination), Purchaser shall amend its organizational documents and take all other actions necessary to change its name to one sufficiently dissimilar to “SDIX, LLC” (it being understood that such name shall not include the word “SDIX”) and (b) as soon as reasonably practicable (and, in any event, within 10 days following the date of such termination), Purchaser shall, and shall cause its Affiliates to, cease to use any written materials, including labels, packing materials, letterhead, advertising materials and forms, in each case which include the words “SDIX” (or any reasonably similar phrase or abbreviation thereof) and, accordingly, Seller hereby consents to the use by Purchaser and its Affiliates of the words “SDIX” (or any reasonably similar phrase or abbreviation thereof) on such written materials for such 10-day (or shorter) period.  Purchaser acknowledges and agrees that, in the event this Agreement is terminated in accordance with Section 9.1, it and its respective Affiliates shall not have the right to use the word “SDIX” (or any reasonably similar phrase or abbreviation thereof) other than to identify the Seller’s Business in a lawful manner.

7.17          Insurance Matters.  From and after the Closing for a period of three years, Purchaser shall use commercially reasonable efforts to maintain the Assigned Insurance Policy in accordance with its terms, including with respect to maintaining the policy limits at a minimum at the limits in place as of the Closing.  Notwithstanding the foregoing, if such Assigned Insurance Policy gets renewed in the form of a new insurance policy of Purchaser (or encompassed within an existing policy of Purchaser), such renewed policy shall be deemed to be the “Assigned Insurance Policy” for purposes hereof.  In addition, Purchaser shall make claims under, and use commercially reasonable efforts to seek reimbursement for coverage, under the Assigned Insurance Policy in respect of any Liabilities described in Section 2.3(e); provided, however, that if Purchaser is unsuccessful in obtaining all or any such reimbursement despite Purchaser’s commercially reasonable efforts, Purchaser shall have no obligation to dispute or pursue claims and in any case shall have no obligation at any time to initiate or continue any lawsuit or other action or proceeding for such purpose.  In addition, to the extent that Purchaser is denied coverage up to the amounts sought, Purchaser grants and shall assign Seller the right (at Seller’s sole cost and expense, which costs and expenses will be reimbursed with any proceeds received from the insurer) to dispute and pursue claims directly with the insurer in order to maximize recovery in respect of any such Liabilities.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1            Condition to the Obligations of Purchaser and Seller.  The obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction of the following conditions:

(a)           No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction or other Order having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

(b)           No action or proceeding shall be pending or threatened seeking to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement and/or the consummation of the transactions contemplated hereby.

(c)           Seller shall have obtained the Required Stockholder Vote.

8.2           Conditions Applicable to Purchaser.  The obligations of Purchaser under this Agreement to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver at its discretion), on or prior to Closing, of the following conditions:

(a)           The representations and warranties of Seller contained in this Agreement shall be true and correct on the Effective Date, and shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date and (ii) where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(b)           All the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date shall have been complied with or performed in all material respects.

(c)           Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Purchaser to suffer any adverse consequence under, any applicable Law.

(d)           Since the Effective Date, there shall have been no Material Adverse Effect.

(e)           Seller shall have delivered all of the deliverables required under Section 4.2(a).

8.3           Conditions Applicable to Seller.  The obligations of Seller under this Agreement to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver at its discretion), on or prior to at Closing, of the following conditions:

(a)           The representations and warranties of Purchaser contained in this Agreement shall be true and correct on the Effective Date, and shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date and (ii) where the failure of such representations and warranties to be so true and correct did not, and would not reasonably be likely to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b)           All the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been fully complied with and performed in all material respects.

(c)           Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Seller to suffer any adverse consequence under, any applicable Law.

(d)           Purchaser shall have delivered all of the deliverables required under Section 4.2(b).

ARTICLE IX

TERMINATION

9.1           Termination.

(a)           This Agreement may be terminated at any time prior to the Closing (whether before or after adoption of this Agreement by Seller’s stockholders):

(i)            by mutual written consent of Purchaser and Seller;

(ii)           by Seller or Purchaser if the Closing does not occur on or before August 31, 2013 (the “End Date”); provided that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the proximate cause of or resulted in the failure of the Closing to occur on or before such date;

(iii)          by Purchaser or Seller if (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, or (ii) a Law or Order shall be in effect that makes consummation of such contemplated transactions illegal or otherwise prohibits or prevents the consummation of such transactions;

(iv)          by Purchaser or Seller if (i) the Seller Stockholder Meeting (including any adjournments thereof) shall have been held and completed and (ii) this Agreement shall not have been adopted at such meeting by the Required Stockholder Vote; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 9.1(a)(iv) if the failure to obtain the Required Stockholder Vote is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party;

(v)           by Purchaser (at any time prior to the adoption of this Agreement by the Required Stockholder Vote) if (i) Seller’s Board shall have failed to recommend that Seller’s stockholders vote to adopt this Agreement, (ii) there shall have occurred a Change of Seller Board Recommendation, (iii) Seller’s Board shall have approved, endorsed or recommended any Acquisition Proposal, (iv) Seller shall have failed to include the Seller Board Recommendation in the Proxy Statement, (v) Seller or any Representative of Seller, shall have, in any material respect, violated, breached or taken any action inconsistent with any of the provisions set forth in Section 7.12 or Section 7.13, or (vi) Seller’s Board or any committee thereof shall have resolved or proposed to take any action described in clauses (i) through (v) of this sentence;

(vi)          by Seller, prior to obtaining the Required Stockholder Vote, in order to enter into a definitive agreement to effect a transaction contemplated by a Superior Proposal  immediately following a Change of Seller  Board Recommendation by the Seller Board in accordance with Section 7.13(f) in response such Superior Proposal, provided that Seller may only terminate the Agreement pursuant to this Section 9.1(a)(vi) if it pays to Purchaser the Termination Fee prior to or simultaneously with such termination;

(vii)         by Purchaser (i) if (A) any of Seller’s representations and warranties become inaccurate in any material respect as of a date subsequent to the Effective Date (as if made on such subsequent date), such that the condition set forth in Section 8.2(a) would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, cannot, in Purchaser’s reasonable judgment, be cured by the End Date, or (ii) if (A) any of Seller’s covenants contained in this Agreement shall have been breached in any material respect, such that the condition set forth in Section 8.2(b) would not be satisfied, and (B) such breach, if capable of cure, cannot, in Purchaser’s reasonable judgment, be cured by the End Date;

(viii)        by Seller (i) if (A) any of Purchaser’s representations and warranties shall have become inaccurate in any material respect as of a date subsequent to the Effective Date (as if made on such subsequent date), such that the condition set forth in Section 8.3(a) would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, cannot, in Seller’s reasonable judgment, be cured by the End Date, or (ii) if (A) any of Purchaser’s covenants contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.3(b) would not be satisfied, and (B) such breach, if capable of cure, cannot, in Seller’s reasonable judgment, be cured by the End Date; or

(ix)          by Purchaser if, since the Effective Date, there shall have been a Material Adverse Effect.

(b)           The party desiring to terminate this Agreement pursuant to any of clauses (ii) through (viii) of Section 9.1(a) shall give written notice of such termination to the other party hereto.

9.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided that (a) the provisions of Section 7.2 (Confidentiality), Section 7.10 (Publicity), Section 7.16 (Purchaser’s Name), this Section 9.2 (Effect of Termination), Section 9.3 (Remedies; Termination Fee), and Article XI (Miscellaneous) of this Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) the termination of this Agreement shall not relieve any party hereto from any liability for fraud.

9.3           Remedies; Termination Fee.

(a)           Any Party terminating this Agreement pursuant to Section 9.1 shall have the right to seek recovery of damages sustained by such party as a result of any willful breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraudulent or willful misrepresentation; provided, however, that the party seeking such relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1; provided, further, that Seller agrees to pay Purchaser (or its designee) an amount equal to $480,000 (the “Termination Fee”) if this Agreement is terminated:

(i)            by Purchaser pursuant to Section 9.1(a)(v) or by Seller pursuant to Section 9.1(a)(vi);

(ii)           by Purchaser or Seller pursuant to Section 9.1(a)(ii)  and,  on or before the date of any such termination (x) an Acquisition Proposal shall have been announced, disclosed or otherwise communicated to Seller’s Board, and (y) a definitive agreement is entered into by Seller with respect to the transaction contemplated by such Acquisition Proposal or such a transaction is consummated within twelve (12) months of such termination of the Agreement;

(iii)          by Purchaser or Seller pursuant to Section 9.1(a)(iv) and on or before the date of the adoption of this Agreement by the Required Stockholder Vote (x) an Acquisition Proposal shall have been announced, disclosed or otherwise communicated to Seller’s Board, and (y) a definitive Agreement is entered into by Seller with respect to the transaction contemplated by such Acquisition Proposal or such a transaction is consummated within twelve (12) months of such termination of this Agreement; or

(iv)         by any Party hereto at any time during which the Agreement was otherwise terminable in a circumstance in which Purchaser would be entitled to payment of the Termination Fee pursuant to Section 9.3(a)(i), Section 9.3(a)(ii) or Section 9.3(a)(iii) and in the case of a circumstance associated with Section 9.3(a)(ii) or Section 9.3(a)(iii), the condition specified in clause (y) of such section has occurred.

(b)           Any Termination Fee required to be paid (i) pursuant to Section 9.3(a)(i) shall be paid within two business days after termination by Purchaser, (ii) pursuant to Section 9.3(a)(ii) or Section 9.3(a)(iii) shall be paid within two business days after the event giving rise to such payment and (iii) pursuant to Section 9.3(a)(iv), at the time such fee would be payable pursuant to Section 9.3(a)(i), (ii) or (iii), as applicable.

(c)            If Seller fails to pay when due any amount payable under this Section 9.3, then (i) Seller shall reimburse Purchaser for all costs and expenses (including reasonable out-of-pocket fees and disbursements of counsel) incurred in connection with the enforcement by Purchaser of its rights under this Section 9.3, and (ii) Seller shall pay to Purchaser interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Purchaser in full) at the Applicable Rate on the date such overdue amount was originally required to be paid.

(d)           The Parties hereto acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties hereto would not enter into this Agreement.  Payment of the fees and expenses described in this Section 9.3 shall not be in lieu of liability pursuant to Section 9.2(b).

ARTICLE X

INDEMNIFICATION; REMEDIES

10.1         Survival; Right To Indemnification Not Affected By Knowledge.

(a)           All representations and warranties, covenants and obligations of this Agreement, and the Disclosure Schedules will survive the Closing until the date that is nine months following the Closing Date (the “Indemnification Notification Date”), after which an indemnification claim with respect thereto may no longer be made.  The covenants and agreements (a) which by their terms contemplate performance on or prior to the Closing date shall terminate upon the Closing and (b) which by their terms contemplate performance after the Closing Date shall survive the Closing until performed.  Following the survival period specified in the previous sentence of this Section 10.1, the covenants shall terminate and no claim with respect thereto may be made.

(b)           The right to indemnification, payment of Damages or other remedy based on such representations, and warranties will not be affected by any investigation conducted with respect to, or any actual knowledge acquired at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty.  The waiver of any condition based on the accuracy of any representation or warranty will not affect the right to indemnification, payment of Damages, or other remedy based on such representations and warranties.

10.2         Indemnification and Payment of Damages by Seller.   From and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Representatives, stockholders and other equity owners (collectively, the “Purchaser Indemnified Parties”) against and from, and shall pay to the Purchaser Indemnified Parties the amount of, any Damages arising from or in connection with:

(a)           any breach of any representation or warranty made by Seller in Article V of this Agreement or the Disclosure Schedules;

(b)          any breach by the Seller of any covenant or obligation of Seller contained in this Agreement;

(c)           any noncompliance with any “bulk-transfer” Laws or fraudulent transfer Law in respect of the transactions contemplated hereunder; and

(d)           all Excluded Liabilities.

All claims for indemnification by Purchaser Indemnified Parties pursuant to this Section 10.2, and actions required to be taken by Purchaser Indemnified Parties under this Article X (including as indemnified parties), shall be made or taken exclusively by Purchaser, in any case for the benefit of the Purchaser Indemnified Parties, and not by any other Purchaser Indemnified Party.

10.3          Indemnification and Payment of Damages by Purchaser.  From and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Representatives and stockholders (the “Seller Indemnified Parties”) against and from, and shall pay to the Seller Indemnified Parties the amount of any Damages arising directly or indirectly from or in connection with (a) any breach of any representation or warranty made by Purchaser in this Agreement or the Disclosure Schedules, (b) any breach by Purchaser of any covenant or obligation of Purchaser contained in this Agreement, and (c) the Assumed Liabilities.  All claims for indemnification by Seller Indemnified Parties pursuant to this Section 10.3, and actions required to be taken by Seller Indemnified Parties under this Article X (including as indemnified parties), shall be made or taken exclusively by Seller for the benefit of the Seller Indemnified Parties, and not by any other Seller Indemnified Party.

10.4          Time Limitations.

(a)           Representations and Warranties of Seller.  Seller will have no liability under Section 10.2 unless on or before the Indemnification Notification Date, Purchaser delivers to Seller a claim notice specifying the factual basis of such claim in reasonable detail in accordance with either Section 10.6 or Section 10.7, as applicable (a “Claim Notice”).  No claim for indemnification by Seller may be made after the Indemnification Notification Date, and if no Claim Notice is given by the Indemnification Notification Date in accordance with either Section 10.6 or Section 10.7, as applicable, then all liability of Seller under Section 10.2 shall thereupon be immediately extinguished.

(b)           Representations and Warranties of Purchaser.  Purchaser will have no liability under Section 10.3, unless on or before the Indemnification Notification Date, Seller delivers to Purchaser of a Claim Notice.  No claim for indemnification by Purchaser may be made after the Indemnification Notice Date.  If no Claim Notice is received by Purchaser on or prior to the Indemnification Notification Date in accordance with either Section 10.6 or Section 10.7, as applicable, then all liability of Purchaser under Section 10.3 shall thereupon be immediately extinguished.

10.5          Limitations on Indemnification Amounts.

(a)           Subject to Section 10.5(b), Seller and Purchaser shall have no liability pursuant to Section 10.2 or Section 10.3, as applicable, until the total of all Damages for which the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, are entitled to indemnification pursuant to Section 10.2 or Section 10.3, as applicable, exceeds, in the aggregate, $350,000 (the “Deductible”), at which point the Purchaser Indemnified Parties shall be entitled to recover only the amount of any Damages pursuant to Section 10.2 in excess of the Deductible.  Subject to Section 10.5(b), the aggregate liability of Seller or Purchaser for Damages under Section 10.2 or Section 10.3, as applicable, shall be limited to $3,600,000 (the “Liability Cap”), and in no event, shall Seller or Purchaser be liable under Section 10.2 or Section 10.3, as applicable, to the extent that the aggregate indemnification payments for Damages hereunder would exceed the Liability Cap.

(b)           Notwithstanding anything in Section 10.5(a) to the contrary, in no event will the limitations set forth in Section 10.5(a) and Section 10.5(c) apply (a) to the extent of any fraud, or knowing and intentional misconduct by Seller or Purchaser or (b) with respect to any breach by Seller of the non-compete provisions and non-solicitation provisions contained in Section 7.3.

 (c)          Subject to Section 10.5(b), Purchaser shall have no liability pursuant to Section 10.3 until the total of all Damages for which the Seller Indemnified Parties are entitled to indemnification pursuant to Section 10.3 exceeds, in the aggregate, the Deductible, at which point the Seller Indemnified Parties shall be entitled to recover only the amount of any Damages pursuant to Section 10.3 in excess of the Deductible.  Subject to Section 10.5(b), the aggregate liability of Purchaser for Damages under Section 10.3 shall be limited to the Liability Cap, and in no event, shall Purchaser be liable under Section 10.3, to the extent that the aggregate indemnification payments for Damages hereunder would exceed the Liability Cap.

10.6          Procedure For Third Party Indemnification Claims.

(a)           Promptly after receipt by an indemnified party under Section 10.2 or Section 10.3 of notice of the commencement of any Proceeding against it by a Person other than a party hereto or an Affiliate (a “Third Party Claim”), such indemnified party will, if a claim is to be made against an indemnifying party under either Section 10.2 or Section 10.3, give written notice (which notice will constitute a Claim Notice) to the indemnifying party of the commencement of such Third Party Claim (together with a statement specifying in reasonable detail the nature of the claim for which indemnification is being sought, to the extent known, the amount of alleged Damages, and the basis for such Third Party Claim and the provisions of this Agreement upon which such indemnification claim is made), but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party is materially prejudiced by the indemnified party’s failure to give such notice.  Thereafter, the indemnified party shall deliver or make available to the indemnifying party, within five Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)           If any Third Party Claim is brought against an indemnified party and Purchaser (for itself or on behalf of a Purchaser Indemnified Party) or Seller (for itself or on behalf of a Seller Indemnified Party) gives notice to the indemnifying party of the commencement of such Third Party Claim, the indemnifying party shall have the right, at its option, to assume the defense, negotiation and settlement of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense, negotiation and settlement of such Third Party Claim, the indemnifying party will not, except as otherwise provided below and as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the indemnified party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation; provided, however, that notwithstanding the foregoing, the indemnifying party shall not be entitled to assume control of the defense of a Third Party Claim if the named parties to such Third Party Claim include both the indemnified party and the indemnifying party and the indemnified party shall have been advised in writing by outside legal counsel reasonably satisfactory to the indemnifying party that there are one or more legal or equitable defenses available to the indemnified party that conflict with those defenses available to the indemnifying party.  If the indemnifying party assumes the defense of a Third Party Claim, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless as part of such compromise or settlement (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party in accordance with this Article X; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent in violation of this Section 10.6(b).

(c)           If a Claim Notice contemplated by Section 10.6(a) is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within 45 days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnified party shall have the right to conduct such defense in good faith and shall proceed reasonably diligently to defend such Third Party Claim.  If the indemnified party defends any Third Party Claim, then (i) the indemnified party shall be entitled to recover the reasonable costs and expenses of defending such Third Party Claim to the extent the indemnified party is otherwise entitled to indemnification pursuant to this Article X and (ii) the indemnified party may not settle or compromise any Third Party Claim or admit any liability with respect to such Third Party Claim or permit a default or consent to entry of any judgment without the prior written consent of the indemnifying party (such consent not to be unreasonably withheld, conditioned or delayed).  If the indemnifying party elects to conduct the defense of the Third Party Claim, the indemnified party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in (but not control) any such defense with separate counsel at the expense of the indemnifying party (i) if so requested by the indemnifying party to participate or (ii) if in the reasonable opinion of legal counsel to the indemnified party, an actual conflict exists between the indemnified party and the indemnifying party that would make it inappropriate under applicable standards of professional conduct to have common counsel; and provided, further, that the indemnifying party shall not be responsible for the costs and expenses of more than one counsel for all indemnified parties in connection with any Third Party Claim.

(d)           The parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim, and to provide reasonable access to the other parties hereto to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall cooperate with and make available to the indemnifying party such assistance and materials as may be reasonably requested by the indemnifying party.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees and other Representatives of the indemnified party available on a mutually convenient basis to provide additional information and explanation of any material provide hereunder.

(e)           Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or any of its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but, in such case, the indemnifying party will not be bound by any determination of a Third Party Claim (and shall not be liable for any Damages resulting therefrom, whether pursuant to this Article X or otherwise) so defended or any compromise or settlement effected in connection therewith.

10.7          Procedure for Other Indemnification Claims.  It is the intent of the Parties hereto that all direct claims by an indemnified party against an indemnifying party hereto not arising out of a Third Party Claims shall be subject to and benefit from the terms of this Article X.  Any claim under this Article X by an indemnified party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) shall be asserted by giving the indemnifying party reasonably prompt written notice (which will constitute a Claim Notice) thereof (together with a statement specifying in reasonable detail the nature of the Direct Claim for which indemnification is being sought, to the extent known, the amount of alleged Damages, and the basis for such Direct Claim and the provisions of this Agreement upon which such Direct Claim is made), and the indemnifying party shall have a period of 45 days within which to satisfy such Direct Claim.  If the indemnifying party does not so respond within such 45-day period, the indemnifying party shall be deemed to have rejected such claim, in which event the indemnified party shall be free to pursue such remedies as may be available to the indemnified party under this Article X.

10.8          Exclusive Remedy; Satisfaction of Indemnification Claims.

(a)           Purchaser and Seller acknowledge that, except for (a) the right to specific performance pursuant to Section 11.9, if applicable, (b) the rights of Seller pursuant to pursuant to Section 11.11 (Parent Guaranty) and (c) actions arising from fraud, or knowing and intentional misconduct on the part of a party hereto, following the Closing, the indemnification provisions of Section 10.2 and Section 10.3 shall be the sole and exclusive remedies of Purchaser and Seller for any breach by the other parties hereto of the representations and warranties in this Agreement and for any failure by the other parties to perform and comply with any covenants and agreements in this Agreement (whether such claim is framed in tort, contract or otherwise), and anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein (whether such claim is framed in tort, contract or otherwise) shall give rise to any right on the part of Purchaser or Seller after the Closing to rescind this Agreement or any of the transactions contemplated hereby.

(b)           Satisfaction of Indemnification Claims.

(i)            Subject to Section 10.8(b)(ii), all claims for indemnification under this Article X shall be paid by the indemnifying party on demand in immediately available funds in U.S. dollars after the liability for Damages thereunder have been finally determined.  The liability for Damages under any such claims for indemnification shall be deemed to be “finally determined” for purposes of this Article X when the parties to an action have so determined by mutual agreement or, if disputed, when a final non-appealable order of a court having competent jurisdiction has been entered.  Upon a determination of liability in respect of a claim of indemnification under this Article X, the indemnifying party shall pay the indemnified party the amount so determined (subject to the limitations hereof) within ten (10) Business Days after the date of determination (such tenth Business Day, the “Due Date”).

(ii)           Purchaser shall be entitled to receive from the Indemnity Escrow Amount for its own account (or that of the applicable Purchaser Indemnified Party) any indemnification payment amount to which it or any other Purchaser Indemnified Party may be entitled pursuant to this Article X, upon written notice to the Escrow Agent directing the Escrow Agent to immediately release to the indemnified party funds from the Indemnity Escrow Amount equal to such amount in accordance with the terms of the Escrow Agreement (it being understood that any amounts disputed or deemed disputed by Seller or Purchaser shall not be available for release by the Escrow Agent until the claims in respect thereof are finally determined).  If any indemnification payment is to be made to any Purchaser Indemnified Party pursuant to this Article X, all such indemnification payments shall be made (i) first from the then-remaining Indemnity Escrow Amount on deposit with the Escrow Agent and (ii) after the Indemnity Escrow Amount has been reduced by any indemnification payments so that no Indemnity Escrow Amount remains on deposit with the Escrow Agent, out-of-pocket from Seller pursuant to Section 10.8(b)(i).  If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the indemnifying party shall nevertheless pay when due, or Purchaser may (in accordance with the foregoing) obtain from the Indemnity Escrow Amount, as applicable, such portion, if any, (and only such portion) of the obligation as shall not be subject to dispute.  The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest as provided below in Section 10.8(b)(iii).  Upon the payment in full of any claim of indemnification, the indemnifying party or other Person making payment shall be subrogated to the rights of the indemnified party against any Person with respect to the subject matter of such claim for indemnification.

(iii)           If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party shall pay the indemnified party interest on the unpaid amount of the obligation for each calendar day from the Due Date until payment in full at a rate per annum equal to the Applicable Rate on the Due Date.

ARTICLE XI

MISCELLANEOUS

11.1          Expenses.  Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, Purchaser shall be responsible for, and shall pay directly or promptly reimburse Seller for amounts paid by or on behalf of Seller, all filing fees lawfully payable to or at the request of any Governmental Body in connection with this Agreement, the Transfer Documents and the consummation of the transactions contemplated hereby and thereby.

11.2          Submission to Jurisdiction; Consent to Service of Process.

(a)           The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Wilmington, Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

(b)           Each of the Parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.5.

11.3          Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and Exhibits hereto), the Transfer Documents and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.4          Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed therein without giving effect to the choice of Law principles of the State of Delaware that would require or permit the application of the Laws of another jurisdiction.

11.5          Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller, to:

Strategic Diagnostics Inc.
111 Pencader Drive
Newark, DE 19702
Facsimile:  (302) 456-6770
Attention:  Francis M. DiNuzzo, Chief Executive Officer

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Facsimile: (215) 963-5001
Attention:  Justin W. Chairman

If to Purchaser, to:

SDIX, LLC
9620 Medical Center Dr., Suite 200
Rockville, MD 20850
Attention: General Counsel
Facsimile: (240) 620-0216

With a copy (which shall not constitute notice) to:

Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac, Ave. – 6th Floor
Potomac, MD 20854
Attention: Donald R. Rogers, Esq. and Aaron A. Ghais, Esq.
Facsimile: (301) 230-2891

If to Parent, to:

Origene Technologies, Inc.
9620 Medical Center Dr., Suite 200
Rockville, MD 20850
Attention: General Counsel
Facsimile: (240) 620-0216

With a copy (which shall not constitute notice) to:

Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac, Ave. – 6th Floor
Potomac, MD 20854
Attention: Donald R. Rogers, Esq. and Aaron A. Ghais, Esq.
Facsimile: (301) 230-2891

11.6          Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.7          Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.  Notwithstanding the foregoing, Purchaser may assign any of its rights under this Agreement, without obtaining such prior written consent (i) to any Controlled Affiliate of Purchaser, including any such Affiliate designated by Purchaser to take title to any of the Purchased Assets; or (ii) upon prior written notice to Seller, to any third party that acquires (A) all or substantially all of the assets, whether through a sale, lease, transfer, exclusive license or other disposition, and whether in a single transaction or a series of related transactions, or (B) control of Purchaser, whether through the acquisition of equity interests of Purchaser or by merger, consolidation, or otherwise, and whether in a single transaction or a series of related transactions, provided, however, that, in each case, any such assignment shall not relieve Purchaser of any of its rights or obligations hereunder.

11.8          Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of Seller or its Affiliates shall have any Liability for any obligations or liabilities of Seller under this Agreement or the Transfer Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

11.9          Specific Performance.   Each of the Parties hereto acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties hereto agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement (including the obligations of the parties to consummate the transactions contemplated by this Agreement if such Party required to do so hereunder) without the posting of a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity and the terms and provisions hereof in any action instituted in any court of the United States or any State thereof having jurisdiction over the Parties hereto and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.  None of the Parties shall oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law.

11.10        Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement (including those delivered via facsimile) and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.11        Parent Guaranty.  Parent irrevocably guarantees the obligations of Purchaser in this Agreement, including the obligation to pay the Purchase Price at the Closing pursuant to the provisions of, and subject to the conditions contained in, this Agreement. This is a guarantee of payment, not merely of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishments of Purchaser’s Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee. This guarantee is irrevocable. Parent hereby waives, for the benefit of Seller, (i) any right to require Seller as a condition of payment of Parent to proceed against Purchaser or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Purchaser.  Parent understands that Seller is relying on this guarantee in entering into this Agreement.  Parent hereby represents and warrants as of the Effective Date and as of the Closing Date that (x) it is duly organized and validly existing under the Laws of its jurisdiction of organization and has all necessary power (corporate or otherwise) and authority to enter into this guarantee and to carry out its obligations under this guarantee and (y) this guarantee has been duly executed and delivered by Parent, and this guarantee constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

11.12        Third Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

SELLER:

STRATEGIC DIAGNOSTICS INC.

By:	/s/ Francis M. DiNuzzo
Name: Francis M. DiNuzzo
Title: Chief Executive Officer

PURCHASER:

SDIX, LLC

By:	/s/ Wei-Wu He
Name: Wei-Wu He
Title: President

PARENT:

ORIGENE TECHNOLOGIES, INC.

By:	/s/ Wei-Wu He
Name: Wei-Wu He
Title: President

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

Exhibit A

Illustrative Sample Net Working Capital as of December 31, 2012

Net Working Capital Adjustment

Accounts receivable	$1,700,000

Inventory	$1,800,000

Total	$3,500,000

Less Accounts payable	$400,000

Net Working Capital	$3,100,000

Net Working Capital Threshold	$3,000,000

Net Working Capital over (under) Threshold	$100,000

Amount Net Working Capital over Threshold	$100,000
Less	$75,000

Amount Purchaser owes to Seller	$25,000

Exhibit B

Bill of Sale and Assignment and Assumption Agreement

(attached)

EXHIBIT B

FORM OF

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of ______, __ 2013 (the “Effective Date”) by and among SDIX, LLC, a Delaware limited liability company (“Purchaser”), STRATEGIC DIAGNOSTICS INC., a Delaware corporation (“Seller”), and ORIGENE TECHNOLOGIES, INC., a Delaware corporation (“Parent”). Any capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings specified in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated April 5, 2013, by and among Purchaser, Seller, and Parent, Seller has agreed, among other things, to sell, transfer, assign, convey and deliver all of Seller’s right, title and interest in the Purchased Assets to Purchaser, and Purchaser has agreed to purchase the Purchased Assets from Seller and assume the Assumed Liabilities, all pursuant to and in accordance with the terms of and subject to the conditions in the Purchase Agreement; and

WHEREAS, this Agreement is being executed and delivered pursuant to Section 4.2(a)(ii) and Section 4.2(b)(iii) of the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

1.           Assignment and Conveyance of Purchased Assets.  Seller has sold, transferred, assigned, conveyed, and delivered, and by these presents does hereby, sell, transfer, assign, convey, and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens) all of Seller’s right, title, and interest in and to the Purchased Assets; to have and to hold the Purchased Assets unto Purchaser and its successors and assigns, and Seller does hereby bind itself, and its successors and assigns, and Purchaser does hereby accept all of Seller’s right, title, and interest in and to such Purchased Assets.

2.           Assumption of Assumed Liabilities.  Purchaser does hereby assume and agree to pay, perform and discharge promptly and in full when due, all of the Assumed Liabilities.

3.           Delivery of Transfer Documents.  Seller agrees that it shall, subject to the limitations set forth in the Purchase Agreement, promptly deliver to Purchaser such bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to sell, transfer, assign, and convey to Purchaser all of Seller’s right, title and interest in and to the Purchased Assets.

4.           Assignment.  This Agreement shall not be assigned by either party hereto without the prior written consent of the other party and any such attempted assignment shall be null and void, except that Purchaser may assign any of its rights under this Agreement upon prior written notice to Seller. Purchaser may assign this Agreement without providing such prior written notice to Seller if Purchaser assigns this Agreement:  (i) to any Controlled Affiliate of Purchaser, including any such Affiliate designated by Purchaser to take title to any of the Purchased Assets; or (ii) upon prior written notice to Seller, to any third party that acquires (A) all or substantially all of the assets, whether through a sale, lease, transfer, exclusive license or other disposition, and whether in a single transaction or a series of related transactions, or (B) control of Purchaser, whether through the acquisition of equity interests of Purchaser or by merger, consolidation, or otherwise, and whether in a single transaction or a series of related transactions; provided, however, that, in each case, any such assignment shall not relieve Purchaser of any of its rights or obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assignees of the parties hereto.

5.           No Third Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted successors and assigns.

6.           Terms of Purchase Agreement.  The scope, nature, and extent of the Purchased Assets and Assumed Liabilities are expressly set forth in the Purchase Agreement.  Nothing contained herein will itself change, amend, extend, or alter (nor should it be deemed or construed as changing, amending, extending, or altering) the terms or conditions of the Purchase Agreement in any manner whatsoever.  This instrument does not create or establish rights, liabilities or obligations not otherwise created or existing under or pursuant to the Purchase Agreement. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements, and indemnities contained in the Purchase Agreement will not be superseded hereby but will remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Agreement, the terms of the Purchase Agreement will govern.

7.           Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed therein without giving effect to the choice of Law principles of the State of Delaware that would require or permit the application of the Laws of another jurisdiction.

8.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement (including those delivered via facsimile) and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be duly executed on and as of the Effective Date.

SELLER:

STRATEGIC DIAGNOSTICS INC.

By:
Name: Francis M. DiNuzzo
Title: Chief Executive Officer

PURCHASER:

SDIX, LLC

By:
Name: Wei-Wu He
Title: President

PARENT:

ORIGENE TECHNOLOGIES, INC.

By:
Name: Wei-Wu He
Title: President

 Bill of Sale and Assignment and Assumption Agreement - Signature Page

Exhibit C

Intellectual Property Assignment

Exhibit C-1:    Trademark Assignment (attached)

Exhibit C-2:    Patent Assignment (attached)

EXHIBIT C-1

FORM OF

TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT (“Assignment”) is made and entered into by and between Strategic Diagnostics Inc., a Delaware corporation (“Assignor”) and SDIX, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

R.1              Assignor is the sole and exclusive owner of the registered and pending trademarks and service marks identified and set forth on Schedule A (collectively, the “Marks”) attached hereto and made part of this Assignment and the goodwill of the business symbolized thereby, which Marks have been registered or are currently pending with the respective domestic and foreign intellectual property offices.

R.2              The parties hereto are entering into that certain Asset Purchase Agreement and desire by means of this Assignment to assign, convey and transfer all of Assignor’s right, title and interest in the Marks to Assignee pursuant to the terms of such Asset Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by reference and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, said Assignor does hereby sell, assign, convey, transfer and deliver unto said Assignee all of Assignor’s right, title and interest in and to the Marks, together with the goodwill of the business symbolized by the Marks, the same to be held and enjoyed by Assignee for its own use, including all rights to injunctive relief, damages or profits, due or accrued, arising out of past infringement of the Marks or injury to their goodwill, and the right to sue for and recover the same in its, the Assignee’s, own name.

IN WITNESS WHEREOF, this Assignment has been executed this __ day of ______________, 2013.

ASSIGNOR
Strategic Diagnostics Inc.

By:

Name: Francis M. DiNuzzo

Title: Chief Executive Officer

STATE OF  ________________)
                                                    )  ss:
COUNTY OF _______________)

On this ____day of ___________, 2013, Francis M. DiNuzzo, an authorized officer of Strategic Diagnostics Inc. personally appeared, known to me (or satisfactorily proven) to be the person whose name is subscribed to within the instrument, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as authorized corporate officer.

In witness hereof I hereunto set my hand and official seal.

By:

Name:	[Notary Public]

[Notary Seal]	My Commission expires

ASSIGNEE
SDIX, LLC

By:

Name: Wei-Wu He

Title: President

STATE OF  ________________)
                                                    )  ss:
COUNTY OF _______________)

On this ____day of ___________, 2013, Wei-Wu He, an authorized officer of SDIX, LLC personally appeared, known to me (or satisfactorily proven) to be the person whose name is subscribed to within the instrument, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as authorized corporate officer.

In witness hereof I hereunto set my hand and official seal.

By:

Name:	[Notary Public]

[Notary Seal]	My Commission expires

SCHEDULE A

	Country	Mark	App. No.	Reg. No.
1.	Canada	SDIX	1475020	pending
2.	China	SDIX	8146114	8146114
3.	China	SDIX	8146113	8146113
4.	China	SDIX	8146112	8146112
5.	China	SDIX	8146111	8146111
6.	China	STRATEGIC DIAGNOSTICS INC.	5283128	5283128
7.	China	STRATEGIC DIAGNOSTICS INC.	5283129	5283129
8.	European Community	SDIX	008977498	008977498
9.	European Community	GAT GENOMIC ANTIBODY TECHNOLOGY	007178692	007178692
10.	European Community	STRATEGIC BIOSOLUTIONS	004623237	004623237
11.	European Community		004623823	004623823
12.	European Community	STRATEGIC DIAGNOSTICS INC.	004939609	004939609
13.	Japan	SDIX	201022512	5409602
14.	Japan	GAT GENOMIC ANTIBODY TECHNOLOGY	200869178	5254591
15.	Japan	STRATEGIC DIAGNOSTICS INC.	200631908	5146284
16.	USA	GENOMIC ANTIBODY TECHNOLOGY	77/835245	3833174
17.	USA	SDIX GENOMIC ANTIBODY TECHNOLOGY	77/835241	4175982
18.	USA	SDIX	77/835235	4206299
19.	USA	GENOMIC ANTIBODIES	78/592744	3219042
20.	USA	STRATEGIC BIOSOLUTIONS	78/626976	3167697
21.	USA		78/626980	3188779
22.	USA	STRATEGIC DIAGNOSTICS INC.	78/732322	3219622
23.	USA	STRATEGIC DIAGNOSTICS INC.	78/731968	3232612
24.	USA	STRATEGIC DIAGNOSTICS INC.	77/040452	3409862
25.	USA	GAT	85211907	pending
26.	USA	XGAT	85207828	pending

EXHIBIT C-2

FORM OF

PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT (“Assignment”) is made and entered into by and between Strategic Diagnostics Inc., a Delaware corporation (“Assignor”) and SDIX, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

R.1              Assignor is the sole and exclusive owner of the registered and pending patents identified and set forth on Schedule A (collectively, the “Patents”) attached hereto and made part of this Assignment, which have been registered or are currently pending with the U.S. Patent and Trademark Office.

R.2              The parties hereto are entering into that certain Asset Purchase Agreement and desire by means of this Assignment to assign, convey and transfer all right, title and interest in the Patents to Assignee.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor hereby sells, transfers, assigns, and sets over to Assignee, and to its successors, assigns, and legal representatives, the entire right, title and interest in and to the Patents, for the entire world, including (without limitation) the United States and all foreign countries, and to all Letters Patent to be obtained therefor, divisions, continuations, continuations-in-part, substitutions, reissues, reexaminations, and extensions to be obtained therefor, and in and to all rights of priority resulting from the filing of the Patents, together with the right to sue and recover for, and the right to profits or damages due or accrued arising out of or in connection with, any and all past, present or future infringement of the Patents.  The Assignor agrees to cooperate with the Assignee in obtaining and sustaining any or all Letters Patent, but at the expense of the Assignee.  The Commissioner of Patents is hereby authorized and requested to issue any and all Letters Patent solely, in accordance with this Assignment, to the Assignee, its successors, legal representatives and assigns as the Assignee of the entire rights, title and interest therein.

The Assignor further agrees to communicate to the Assignee or its representatives any facts known to the Assignor respecting the Patents, and at the expense of the Assignee, to testify in any legal proceedings, sign all necessary and lawful papers, execute all necessary oaths, declarations, or other papers required for division, continuation, continuation-in-part, substitution, reissue, reexamination, and extension applications, execute all necessary assignment papers to cause any and all of said Letters Patent to be issued to the Assignee, and to take lawful and commercially reasonable action necessary to aid the Assignee, its successors and assigns, to maintain, perfect, and enforce the Patents in the United States and in any and all foreign countries.

IN WITNESS WHEREOF, this Assignment has been executed this __ day of ______________, 2013.

ASSIGNOR
Strategic Diagnostics Inc.

By:

Name: Francis M. DiNuzzo

Title: Chief Executive Officer

STATE OF  ________________)
                                                    )  ss:
COUNTY OF _______________)

On this ____day of ___________, 2013, Francis M. DiNuzzo, an authorized officer of Strategic Diagnostics Inc. personally appeared, known to me (or satisfactorily proven) to be the person whose name is subscribed to within the instrument, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as authorized corporate officer.

In witness hereof I hereunto set my hand and official seal.

By:

Name:	[Notary Public]

[Notary Seal]	My Commission expires

ASSIGNEE
SDIX, LLC

By:

Name: Wei-Wu He

Title: President

STATE OF  ________________)
                                                    )  ss:
COUNTY OF _______________)

On this ____day of ___________, 2013, Wei-Wu He, an authorized officer of SDIX, LLC personally appeared, known to me (or satisfactorily proven) to be the person whose name is subscribed to within the instrument, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as authorized corporate officer.

In witness hereof I hereunto set my hand and official seal.

By:

Name:	[Notary Public]

[Notary Seal]	My Commission expires

SCHEDULE A

	Patent No.	Patent Title
1.	6,096,563	Dual particle immunoassay method & kit
2.	6,376,195	Indirect label assay device for detecting small molecules and method of use thereof
3.	6,663,833	Integrated Assay Device and Methods of Production and Use
4.	7,241,626	Isolation and confirmation of analytes from test devices
5.	13/402,423 PCT/US2012/026138	Constructs that allow for detection and quantitation of membrane-bound polypeptides
6.	61/800,963	Anti-Human CXCR4 Antibodies
7.	61/801,080	Anti-Human ADORA2A Antibodies
8.	13/794,921	CD20 Conformational Isomers and Methods of Using
9.	13/725,459	Microfluidic Systems (jointly owned with Sphere Fluidics Limited)

Exhibit D

Escrow Agreement

(attached)

EXHIBIT D

FORM OF

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Escrow Agreement”) is entered into as of [__________] (the “Effective Date”) by and among SDIX, LLC, a Delaware limited liability company (“Purchaser”), OriGene Technologies, Inc., a Delaware corporation (“Parent”), Strategic Diagnostics Inc., a Delaware corporation (“Seller”), and Chicago Title (the “Escrow Agent”), as escrow agent hereunder.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Asset Purchase Agreement, dated of even date herewith (the “Asset Purchase Agreement”), by and among Purchaser, Seller, and Parent, pursuant to which, among other matters, Purchaser will purchase substantially all of the assets of Seller.

WHEREAS, pursuant to the Asset Purchase Agreement, the parties agreed to deliver a portion of the Purchase Price equal to One Million and Three Hundred Thousand Dollars ($1,300,000.00) (the “Escrowed Cash”) into an escrow account, to be held upon the terms and conditions set forth in this Escrow Agreement; and

WHEREAS, the Escrow Agent has agreed to hold and/or release the Escrowed Cash pursuant to the terms hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Asset Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Appointment of Escrow Agent.  Purchaser and Seller hereby appoint Escrow Agent to act as escrow agent in accordance with the terms hereof, and Escrow Agent hereby accepts such appointment.

2.           Deposit of Escrowed Cash; Income.  Concurrently with the execution of this Escrow Agreement, the Escrowed Cash is being deposited into an interest-bearing account by Purchaser in immediately available funds by wire transfer (the “Escrow Account”) pursuant to the Asset Purchase Agreement, which amount, subject to the terms and conditions hereof, will be available to Purchaser for the purposes set forth below.

  (a)           From the date hereof until the final disbursement of all funds held in the Escrow Account pursuant to Section 4, Escrow Agent shall, upon the Joint Instruction of Seller and Purchaser, be authorized to invest and reinvest any cash held by Escrow Agent hereunder in any readily marketable obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof with (i) maturities of three (3) months or less or (ii) dollar denominated money market funds, agencies, and municipalities having credit ratings of no less than AAA issued by both Moody’s and Standard & Poor’s.  All investment orders involving U.S. Treasury obligations, commercial paper, and other direct investments may be executed through any affiliate of the Escrow Agent (“Escrow Agent Affiliate”).  Subject to principles of best execution, transactions are effected on behalf of the Escrow Account through broker-dealers selected by an Escrow Agent Affiliate.  In this regard, Escrow Agent Affiliates will seek to attain the best overall result for the Escrow Account, taking into consideration quality of service and reliability.  Periodic statements will be provided to Purchaser and Seller, reflecting transactions executed on behalf of the Escrow Account.  The parties to this agreement, upon written request, will receive a statement of transaction details upon completion of any securities transaction in the Escrow Account, without any additional cost.  In the event the Escrow Agent does not receive Joint Instruction from Seller and Purchaser to invest or reinvest such cash, Escrow Agent will invest and reinvest such cash in a money market fund agreed to by Seller in writing, which invests in direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States Government and repurchase agreements with respect to such securities.  Escrow Agent shall have the right to sell any investments held hereunder to comply with the terms of this Escrow Agreement and shall not be liable for any loss due to fluctuation of interest rates or the market value of the investment being sold.  All investments shall be registered in the name of Escrow Agent.  Neither Escrow Agent nor Purchaser shall be responsible for any unrealized profit or realized loss on such investments.

   (b)           Purchaser and Seller each represents, severally and not jointly, to Escrow Agent that its correct taxpayer identification number assigned by the Internal Revenue Service (the “IRS”) or any other taxing authority is set forth on the signature pages hereto beneath their respective names.  All interest or other income earned with respect to the Escrow Account shall be allocated and/or paid as set forth below and reported by the recipient to the IRS or any other taxing authority, provided that it is understood and agreed by the parties hereto that, for tax purposes, Seller is the owner of the Escrow Account and any income or losses resulting from investments of the Escrow Account shall be treated as income or losses of Seller for tax purposes.  Notwithstanding the written directions provided in accordance with Section 2(a), Escrow Agent shall report and, as required, withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution and shall remit such taxes to the appropriate authorities.  In the absence of direction (by Joint Instruction), all interest or other income in the Escrow Account shall be retained and reinvested.  In the event that any earnings remain undistributed at the end of any calendar year, the Escrow Agent shall report to the IRS or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed by a joint written instruction executed by Purchaser and Seller.  Notwithstanding any provision to the contrary in this Agreement, an amount equal to forty percent (40%) of any interest or other income earned with respect to the Escrow Account, or otherwise derived from the investment or reinvestment of amounts (if any) held in the Escrow Account, net of losses (if any) suffered on the investment or reinvestment of such amounts, during any calendar quarter, shall be distributed by the Escrow Agent from the Escrow Account to the Seller, within thirty (30) days after the end of such quarter, by wire transfer of immediately available funds to such account or accounts as may be specified in writing by the Seller.

3.           Definitions.  As used in this Agreement:

“Business Day” means any day other than a Saturday, Sunday, or day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Claim” means any claim for recovery of all or a portion of the Escrow Balance, made by Purchaser pursuant to the Asset Purchase Agreement and this Escrow Agreement, of which Escrow Agent has been notified in writing by Purchaser (with a copy to Seller).

“Escrow Balance” means, as of any date, the aggregate amount on deposit in the Escrow Account on such date, including any income earned on any funds in the Escrow Account and excluding any distributions.

“Joint Instruction” means a joint written instruction to the Escrow Agent executed by Purchaser and Seller.

4.           Release of Escrow Account

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4.1           Claims on the Escrow Account.  Subject to the terms of Article X of the Asset Purchase Agreement, in the event that Purchaser suffers any Damages for which Seller has agreed to indemnify Purchaser under Section 10.2 of the Asset Purchase Agreement and Purchaser, on or before the Indemnification Notification Date specified in Section 10.1 of the Asset Purchase Agreement, submits a Claim Notice to both Seller and Escrow Agent that specifies the factual basis of such claim in reasonable detail in accordance with Section 10.6 or Section 10.7 of the Asset Purchase Agreement, as applicable, the following provisions in this Section 4 shall apply.

(a)           Within forty-five (45) calendar days after receipt of a Claim Notice from Purchaser seeking payment from the Escrow Balance (such payment amount being hereinafter referred to as the “Claim Amount”) Seller shall deliver written notice to Purchaser and Escrow Agent (a “Response Notice”) that shall either (i) state that Seller does not object to the Claim Notice and instruct the Escrow Agent to disburse the Claim Amount to Purchaser, or (ii) state that Seller disputes the Claim Notice and all or a portion of the Claim Amount.  If the Response Notice states that Seller disputes the Claim Notice and all or a portion of the Claim Amount, then Escrow Agent shall disburse to Purchaser that portion, if any, of the Claim Amount not in dispute, but shall not disburse the disputed portion of the Claim Amount until the dispute is resolved in accordance with Section 4.1(b) below.  If Seller fails to deliver a Response Notice within such forty-five (45) day period, the Claim Amount shall be deemed to be not in dispute, and Escrow Agent shall disburse such Claim Amount to Purchaser within three (3) Business Days.

(b)           If Seller delivers a Response Notice setting forth an objection to the Claim Notice, Purchaser and Seller shall negotiate in good faith to agree upon how to resolve the Claim Notice and, if successful in reaching a resolution on such Claim Notice, shall deliver to the Escrow Agent a Joint Instruction, directing the Escrow Agent how to proceed with respect to the disputed Claim Notice.  If Purchaser and Seller are unable to agree on how to handle the disputed Claim Notice within thirty (30) calendar days after the date Seller delivered a Response Notice to Purchaser and the Escrow Agent, then each Purchaser and Seller shall be entitled at any time thereafter to pursue such remedies as may be available under the terms of the Asset Purchase Agreement. Upon the issuance of a final, non-appealable judgment (the “Judgment”) in connection with any action or proceeding initiated by any of the parties, Seller and Purchaser shall deliver a Joint Instruction to the Escrow Agent, and  Escrow Agent shall then disburse the funds held in the Escrow Account in accordance with the terms of such Joint Instruction.  In event Seller does not execute such Joint Instruction within five days after the issuance of a Judgment, Purchaser shall submit a written certification to the Escrow Agent that it is entitled to the amount set forth in and pursuant to the Judgment, together with a copy of such Judgment, and Escrow Agent shall then disburse the funds held in the Escrow Account in accordance with the terms of the Judgment; provided that at any time prior to the issuance of any such Judgment, Purchaser and Seller may settle or otherwise resolve any such action or proceeding or disputed Claim Notice, and upon such settlement or other resolution, shall deliver to Escrow Agent a Joint Instruction, directing Escrow Agent how to proceed with respect to the disputed Claim Notice.

4.2           Payments from the Escrow Account.  The Escrow Agent shall hold the Escrowed Cash in the Escrow Account in accordance with this Agreement and shall make payments from the Escrow Account only as follows:

(a)           Payments shall be made to Purchaser for claims made by Purchaser when, and to the extent, authorized under Section 4.1 above.

(b)           On or prior to the third (3rd) Business Day following the Escrow Distribution Date, Purchaser and Seller shall prepare and deliver a Joint Instruction to pay from the Escrow Account to Seller an amount equal to any Escrow Balance (less any Reserve Amount, if

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applicable) and, promptly (but not longer than three (3) Business Days) after receipt of such Joint Instruction by the Escrow Agent, the Escrow Agent shall distribute such amount to Seller.  In the event, however, that Purchaser has in good faith sent a Claim Notice on or before the Escrow Distribution Date, and such Claim Notice may require Escrow Agent to disburse all or a portion of the Escrow Balance to Purchaser (such amount the “Reserve Amount”), such amount shall continue to be held by Escrow Agent until the Claim Amount has been resolved in accordance with the procedures described in Section 4.1 above.  If Purchaser does not deliver a Joint Instruction on or prior to the third (3rd) Business Day following the Escrow Distribution Date to pay from the Escrow Account to Seller an amount equal to any Escrow Balance (less any Reserve Amounts, if applicable), the Escrow Agent shall nevertheless pay such amount to Seller within five (5) days of receipt of a written certification from Seller (with a copy to Purchaser) that the Escrow Distribution Date has occurred.

  4.3           General.  If at any time the Escrow Agent shall receive a Joint Instruction to release any funds from the Escrow Account, the Escrow Agent shall release such funds in accordance with the Joint Instruction.

5.           Escrow Agent.

  (a)           Duties and Responsibilities.  (i)  The duties and responsibilities of the Escrow Agent hereunder shall be limited to those expressly set forth in this Escrow Agreement, and the Escrow Agent shall not be bound in any way by any other contract or agreement between the parties hereto, whether or not the Escrow Agent has knowledge of any such contract or agreement or of the terms or conditions thereof.  In the event that the Escrow Agent shall be uncertain as to any duties or responsibilities hereunder or shall receive instructions from any of the parties hereto with respect to the Escrow Account that, in the Escrow Agent’s belief, are in conflict with other instructions previously received by the Escrow Agent or in conflict with any of the provisions of this Escrow Agreement, then the Escrow Agent shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed to do so by Joint Instruction or by a final order or judgment of a court of competent jurisdiction in proceedings which the Escrow Agent or any other party hereto shall be entitled to commence.  The Escrow Agent may act upon the advice of its agents or counsel (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it in taking or refraining from taking any action hereunder and may act upon any instrument or other writing believed in good faith to be genuine and to be signed and presented by the proper person or persons.  The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

(ii)           The Escrow Agent shall not be responsible for the genuineness of any signature or document presented to it pursuant to this Escrow Agreement and may rely conclusively upon and shall be protected in acting upon any list, advice, judicial order or decree, certificate, notice, request, consent, statement, instruction or other instrument believed by it in good faith to be genuine or to be signed or presented by the proper person hereunder, or duly authorized by such person or properly made.  The Escrow Agent shall not be responsible for any of the agreements contained herein except the performance of its duties as expressly set forth herein.  The duties and obligations of the Escrow Agent hereunder shall be governed solely by the provisions of this Escrow Agreement and the Escrow Agent shall have no duties other than the duties expressly imposed herein and shall not be required to take any action other than in accordance with the terms hereof.  The Escrow Agent shall not be bound by any notice of, or demand with respect to, any waiver, modification, amendment, termination, cancellation, rescission or restatement of this Escrow Agreement, unless in writing and signed by Purchaser and Seller, and, if the duties of the Escrow Agent are altered thereby, the Escrow Agent, unless Escrow Agent shall have given its prior written consent thereto.  Anything in this Escrow Agreement to

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the contrary notwithstanding, but subject to the provisions of Section 5(b) below, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b)           Liability; Indemnification.  The Escrow Agent shall not be liable to any party hereto for any damage, loss or expense incurred as a result of any act or omission of the Escrow Agent, unless such damage, loss or expense is caused by the Escrow Agent’s gross negligence or willful misconduct or bad faith in the performance of its obligations under this Escrow Agreement or breach of this Escrow Agreement.  The Escrow Agent, and its directors, officers, agents and employees (the “Indemnitees”) shall be indemnified, jointly and severally, and held harmless by Purchaser and Seller, from all loss and against any and all liability, including all expenses (including the reasonable fees and out-of-pocket expenses of in house or one outside counsel) reasonably incurred in its defense, to which the Escrow Agent shall be subject by reason of any action taken or omitted or any investment or disbursement of any part of the Escrow Account made by the Escrow Agent pursuant to this Escrow Agreement, except as a result of the Escrow Agent’s own gross negligence or willful misconduct or bad faith in the performance of its obligations under this Escrow Agreement or breach of this Escrow Agreement.  Solely as between Purchaser and Seller, the costs and expenses of enforcing this right of indemnification also shall be borne 50% by Purchaser, on the one hand, and 50% by Seller, on the other hand.  This right of indemnification shall survive the termination of this Escrow Agreement, and the removal or resignation of the Escrow Agent.

(c)           Disputes.  In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Account, the Escrow Agent will have the absolute right, at the Escrow Agent’s election, to do either or both of the following: (i) resign as Escrow Agent so a successor can be appointed pursuant to Section 5(g), or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves.  In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Escrow Agreement, and Purchaser and Seller will pay the Escrow Agent all costs, expenses and reasonable attorneys’ fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent’s rights under this Section 5(c).

(d)           Attachment.  In the event all or any part of the Escrow Account shall be attached, garnished or levied upon pursuant to any court order, or the delivery thereof shall be stayed or enjoined by a court order, or any other order, judgment or decree shall be made or entered by any court affecting the Escrow Account or any part hereof or any act of the Escrow Agent, the Escrow Agent is authorized to obey and comply with all writs, orders, judgments or decrees so entered or issued by any such court, without the necessity of inquiring whether such court has jurisdiction; and if the Escrow Agent obeys or complies with any such writ, order, or decree, the Escrow Agent shall not be liable to any of the parties hereto or any other person by reason of such compliance.

(e)           No Liens or Claims.  The Escrow Agent shall have no interest in the Escrow Account, but is serving as escrow holder only and having only possession thereof.

(f)           Legal Action.  The Escrow Agent shall have no duty to incur any out-of-pocket expenses or to take any legal action in connection with this Escrow Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding that would result in or might require it to incur any cost, expense, loss, or liability, unless and until it shall receive confirmation and at its option, security, with respect to indemnification therefor in accordance with Section 5 of this Escrow Agreement.

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(g)           Resignation.  The Escrow Agent, or the Escrow Agent’s successor hereinafter appointed, may at any time resign by giving sixty (60) days advance notice in writing to Purchaser and Seller, and shall be discharged of all further duties hereunder upon the appointment of a successor escrow agent which shall be appointed by Joint Instruction of Purchaser and Seller, and the transfer of funds held in the Escrow Account pursuant to this Agreement to the successor escrow agent; provided, however, that such resigning Escrow Agent shall remain entitled to indemnification hereunder pursuant to Section 5(b).  If Purchaser and Seller are unable to agree on a successor escrow agent, either of such parties may petition a court of competent jurisdiction to appoint one.  From the date upon which the Escrow Agent sends notice of any resignation until the acceptance by a successor escrow agent appointed as provided herein, the Escrow Agent’s sole obligation hereunder shall be to hold the Escrow Account delivered to it in accordance with this Escrow Agreement.  Any such successor escrow agent shall deliver to Purchaser and Seller a written certificate accepting such appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the benefit of the provisions set forth herein.

(h)           Replacement.  Purchaser and Seller, by Joint Instruction, may at any time substitute a new escrow agent by giving sixty (60) days’ notice thereof to the Escrow Agent then acting.  The Escrow Agent shall continue to serve until its successor accepts the escrow and receives delivery of the funds in the Escrow Account.

(i)           Accounting.  The Escrow Agent will provide to Purchaser and Seller a written accounting of the investments held in escrow hereunder and all transactions relating to this Escrow Agreement, including any distributions of the Escrow Account, within five (5) business days following written request of any such party.

(j)           Fees and Expenses. The Escrow Agent shall be entitled to compensation for its services hereunder as Escrow Agent, in the amounts and payable as set forth on Exhibit A.  The Escrow Agent shall also be entitled to reimbursement for its out of pocket costs and expenses and payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein.  All amounts owing under this Section 5(j) shall be paid 50% by Purchaser, on the one hand, and 50% by Seller, on the other hand.

(k)           Security Procedures. In the event funds transfer instructions are given to the Escrow Agent, whether in writing, by telecopier or otherwise, the Escrow Agent may rely upon the information provided.

6.            Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing, and shall be given (and shall be deemed to have been duly given upon receipt) by personal delivery, electronic facsimile transmission or overnight courier and addressed to the intended recipient as set forth below (or at such other address as shall be specified in a notice given in accordance with this Section 6:

If to Seller:                                                           Strategic Diagnostics Inc.
                              Attn:  Francis M. DiNuzzo,
                              Chief Executive Officer
                             111 Pencader Drive
                              Newark, DE 19702
                              Facsimile:  (302) 456-6770

with a copy to:                                                   Morgan, Lewis & Bockius LLP

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  Attn: Justin W. Chairman
  1701 Market Street
  Philadelphia, PA 19103
  Facsimile: (215) 963-5001

If to Purchaser or Parent:                                  OriGene Technologies, Inc.
  Attn: James Hu
  9620 Medical Center Drive, Suite 200
  Rockville, Maryland 20850
  Telephone: (301) 340-3188
  Facsimile: (301) 340-9254
  E-mail:  jhu@origene.com

  with a copy to:

  Shulman, Rogers, Gandal,
  Pordy & Ecker, P.A.
  Attn:  Aaron A. Ghais, Esq.
  12505 Park Potomac Avenue, Sixth Floor
  Potomac, Maryland 20854
  Telephone: (301) 230-5200
  Facsimile: (301) 230-2891
  E-mail: AGhais@shulmanrogers.com

If to the Escrow Agent:                                     Chicago Title
  Attn: _________________________
  ________________________________
  ________________________________
  Telephone:  ____________________
  Facsimile:  _____________________
  E-mail:  _________________________
7.             Miscellaneous.

(a)           Termination.  This Escrow Agreement shall terminate when all of the funds in the Escrow Account have been released from escrow pursuant to the provisions of Section 4 of this Escrow Agreement.

(b)           Entire Agreement.  This Escrow Agreement and the Asset Purchase Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings between or among the parties relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Escrow Agreement or the Asset Purchase Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Escrow Agreement.

(c)           Amendments, Waivers and Consents.  Except as otherwise expressly provided herein, the terms and provisions of this Escrow Agreement may be modified or amended only by Joint Instruction and, if the duties of the Escrow Agent are affected thereby, the Escrow Agent.  The terms and provisions of this Escrow Agreement may be waived, or consent for the departure therefrom granted, only by a written document signed by the party entitled to the benefits of such terms or

7

provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Escrow Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)           Assignment.  The rights and obligations under this Escrow Agreement may not be assigned or delegated by any of the parties hereto without the prior written consent of the other parties.

(e)           Benefit.  All statements, representations, warranties, covenants and agreements in this Escrow Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.

(f)           Governing Law; Venue and Service of Process; Waiver of Jury Trial.

(1)           This Escrow Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

(2)           By execution and delivery of this Escrow Agreement, each of the parties hereto hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the courts of the State of Delaware in New Castle County and the United States District Court for located in Wilmington, Delaware (collectively, the “Selected Courts”) for any action or proceeding arising out of or relating to this Escrow Agreement and the transactions contemplated hereby, and agrees not to commence any action or proceeding relating thereto except in the Selected Courts, provided, that, a party may commence any action or proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of any process, summons, notice or document in any action or proceeding by registered first-class mail, postage prepaid, return receipt requested or by nationally recognized courier guaranteeing overnight delivery in accordance with Section 6 hereof and agrees that such service of process shall be effective service of process for any action or proceeding brought against it in any such court, provided, that, nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; (iii) waives any objection to the laying of venue of any action or proceeding arising out of this Escrow Agreement or the transactions contemplated hereby in the Selected Courts; and (iv) waives and agrees not to plead or claim in any court that any such action or proceeding brought in any such Selected Court has been brought in an inconvenient forum.

(3)           With respect to any action or proceeding arising out of or relating to this Escrow Agreement or the transactions contemplated hereby, each of the parties hereby irrevocably, to the extent not prohibited by applicable law that cannot be waived, waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any action arising in whole or in part under or in connection with this Escrow Agreement or the transactions contemplated hereby, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise, and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any action or proceeding whatsoever between them relating to this Escrow Agreement or the transactions contemplated hereby.  Such action or proceeding shall instead be tried in a Selected Court by a judge sitting without a jury.

(g)           Severability.  Whenever possible, each provision or portion of any provision of this Escrow Agreement will be interpreted in such manner as to be effective and valid under

8

applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Escrow Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Escrow Agreement in that jurisdiction or the validity or enforceability of this Escrow Agreement, including that provision or portion of any provision, in any other jurisdiction.  In addition, should a court or arbitrator determine that any provision or portion of any provision of this Escrow Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

(h)           Expenses.  Except for the fees and expenses of the Escrow Agent which shall be paid as provided in Section 5(b) and Section 5(j), each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Escrow Agreement and the transactions contemplated hereby.

(i)            Headings and Captions.  The headings and captions contained in this Escrow Agreement are for convenience only and shall not affect the meaning or interpretation of this Escrow Agreement or of any of its terms or provisions.

(j)            Interpretation.  The parties hereto acknowledge and agree that they have participated jointly in the negotiation and drafting of this Escrow Agreement, have each been represented by counsel in such negotiation and drafting, and that in the event an ambiguity or question of intent or interpretation arises, this Escrow Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Escrow Agreement.

(k)            Further Assurances.  At any time or from time to time after the date hereof, the parties hereto shall do and perform, or cause to be done and performed, all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents, as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Escrow Agreement and to evidence or effectuate the consummation of the transactions contemplated hereby.

(l)            Counterparts.  This Escrow Agreement may be executed in any number of counterparts (including by facsimile or email transmission), and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(m)           Identifying Information.  Purchaser and Seller acknowledge that a portion of the identifying information requested by Escrow Agent is required in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and each agrees to provide any additional information reasonably requested by Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner.

*    *    *    *

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IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the date first above written.

PURCHASER:

SDIX, LLC

By:
Name: Wei-Wu He
Title: President

Taxpayer Identification No.:

PARENT:

ORIGENE TECHNOLOGIES, INC.

By:
Name: Wei-Wu He
Title: President/Chief Executive Officer

Taxpayer Identification No.:

SELLER:

STRATEGIC DIAGNOSTICS INC.

By:
Name: Francis M. DiNuzzo
Title: Chief Executive Officer

Taxpayer Identification No.:

ESCROW AGENT:

CHICAGO TITLE

By:
Name:
Title:

[Escrow Agreement Signature Page]

EXHIBIT A

Escrow Agent Fees

Escrow Agent’s compensation:	[__________]
Out-of-Pocket Expenses:	[__________]

Exhibit E

Seller’s Affidavit

(attached)

EXHIBIT E

FORM OF

AFFIDAVIT OF TITLE

COMMONWEALTH OF PENNSYLVANIA	)
) ss
COUNTY OF	)

The undersigned, on ____________ ______, 20___, being first duly sworn on oath, deposes and says:

Affiant, ____________ [, being the _________________ of _____________] (“Owner”), the owner of the premises described on the attached Schedule A (the “Premises”) as described in that certain title commitment issued by ____________________ (“Company”) under reference number  ____________________(the “Commitment”) and in consideration of the Company issuing its policy of title insurance insuring an interest in the Premises described herein, being duly sworn, deposes and says, to Owner’s actual knowledge, without inquiry or investigation:

1.
All labor, services or materials rendered or furnished on behalf of, or with the consent or direction of Owner within 120 days of the date hereof in connection with the Premises that might become the subject of a lien upon the Premises have been paid for in full other than routine repairs and/or maintenance which will be paid for in the ordinary course of business.

2.	There are no tenants or parties in possession of the Premises, except for tenants as set forth on the attached Schedule B.

3.
Other than those shown on the Commitments, Owner has received no written notice of any pending or levied assessments or dues on the Premises, including but not limited to those for association fees, management fees, broker fees, streets, solid waste assessments and charges, sewers and water line charges not shown as existing liens in the public records.

4.
Owner shall pay or cause to be paid any unpaid delinquent real estate taxes, charges, assessments, water and sewer or other similar municipal charges which are a lien upon the Premises as of the date of closing. Owner shall also pay or cause to be paid in the ordinary course of business any unpaid corporate income taxes which are a lien upon the Premises as of the date of closing.

5.
Owner agrees to promptly remove, bond or otherwise dispose of any encumbrance arising as a result of an act of Owner which may first appear in the public record between the date of closing and the earlier to occur of (a) the date the deed is filed for record in the recording office against the Premises, or (b) thirty days after the date of closing.

6.	No proceeding in bankruptcy has been instituted by or against Owner and Owner has not made any assignment for the benefit of creditors.

7.	This affidavit is given to induce the Company to issue a policy of title insurance with full knowledge that it will be relying upon the accuracy of same.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Owner has caused this Affidavit to be duly executed as of the date first written above.

By:
Name:
Title:

|[COMMONWEALTH OF PENNSYLVANIA
: SS.
COUNTY OF                                                                         :

On this, the ________ day of ___________, 201_, before me, a Notary Public in and for the Commonwealth of Pennsylvania, personally appeared_______________ who acknowledged himself (herself) to be the ______ of _________, a __________ _________ and that he, as such __________, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the ______________________ by himself as ___________________.

In Witness Whereof, I have hereunto set my hand and official seal.

Notary Public

My Commission Expires

SCHEDULE A

Premises

SCHEDULE B

Tenants